EXHIBIT 10.44
14 August 2006
VISTEON UK LIMITED
VISTEON DEUTSCHLAND GMBH
VISTEON SISTEMAS INTERIORES ESPANA S.L.
CADIZ ELECTRONICA S.A.
VISTEON PORTUGUESA LTD.
(as Sellers and Servicers)
VISTEON UK LIMITED
(as Master Servicer)
VISTEON FINANCIAL CENTRE P.L.C.
(as Master Purchaser)
LAW DEBENTURE TRUST CORPORATION P.L.C.
(as Security Trustee)
CITIBANK, N.A.
(as MP Cash Manager)
CITIBANK INTERNATIONAL PLC
(as Funding Agent)
CITICORP USA, INC.
(as Collateral Monitoring Agent)
VISTEON CORPORATION
(as Parent)

VISTEON EUROPEAN SECURITISATION
FACILITY
MASTER RECEIVABLES
PURCHASE AND SERVICING AGREEMENT

Page I

Page II

THIS AGREEMENT is made on 14 August 2006 as a DEED
Between:
(1)	VISTEON FINANCIAL CENTRE P.L.C., a company incorporated in Ireland, registered in Ireland with the Companies Registration Office with number 423820, whose registered office is at First Floor, 7 Exchange Place, International Financial Services Centre, Dublin 1, Ireland (the Master Purchaser);

(2)	VISTEON UK LIMITED, a company incorporated in England and Wales with registered number 03935326 whose registered office is at Endeavour Drive, Basildon, Essex SS14 3WF England (the Master Servicer);

(3)	Each of the entities listed in Schedule 1 (each a Seller and Servicers);

(4)	VISTEON CORPORATION, a corporation incorporated under the laws of the State of Delaware with its principal place of business at One Village Center Drive, Van Buren Township, Michigan 48111, U.S.A. (the Parent);

(5)	THE LAW DEBENTURE TRUST CORPORATION P.L.C., a company incorporated in England and Wales (registered number 00235914) whose registered office is at Fifth Floor, 100 Wood Street, London EC2V 7EX (the Security Trustee);

(6)	CITIBANK INTERNATIONAL PLC, a company incorporated in England and Wales with limited liability whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the Funding Agent);

(7)	CITIBANK, N.A., a national banking association formed under the banking laws of the United States of America, acting through its London branch at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the MP Cash Manager); and

(8)	CITICORP USA, INC., a corporation incorporated under the banking laws of Delaware acting through its principal office at 399 Park Avenue, New York, New York, U.S.A. (the Collateral Monitoring Agent),
(the Parties).
Background:
(A) The Sellers wish to sell and assign and the Master Purchaser wishes to purchase all the Receivables originated by the Sellers (other than the French Receivables and the English Restricted Receivables) from time to time and arising from sales of automobile interior products to Obligors located in Eligible Countries on the terms and subject to the conditions set out in this Agreement.

(B) The Sellers wish to sell the French Receivables to an FCC, which will issue FCC units or notes to the Master Purchaser to fund the purchase of the French Receivables pursuant to the FCC Documents.
(C) The English Seller wishes to sell and declare a trust over the English Restricted Receivables originated by the English Seller from time to time for the benefit of the Master Purchaser in consideration for the payment of the applicable Purchase Price therefor as provided herein.
(D) The Master Servicer is willing to act as agent of the Master Purchaser and the Security Trustee and each Sub-Servicer is willing to act as agent of the Master Servicer in the performance of certain services in relation to the Purchased Receivables other than German Receivables upon the terms and subject to the conditions contained in this Agreement.
(E) The terms and conditions under which such Receivables are sold, and under which Purchased Receivables will be serviced, are set out herein.
It is agreed as follows:
SECTION I — DEFINITIONS AND INTERPRETATION
1. Definitions and Interpretation
1.1	(a) Capitalised terms in this Agreement shall, except where the context otherwise requires and save where otherwise defined in this Agreement, have the meanings given to them in the Master Definitions and Framework Deed executed by, among others, each of the parties to this Agreement (the Framework Deed) on or about the date hereof (as it may be amended, varied or supplemented from time to time with the consent of the parties to it) and this Agreement shall be construed in accordance with the principles of construction set out in the Framework Deed.
(b)	In addition, the provisions set out in Clauses 3 to 6 and 12 to 28 of the Framework Deed (the Framework Provisions) shall be expressly and specifically incorporated into this Agreement, as though they were set out in full in this Agreement. In the event of any conflict between the provisions of this Agreement and the Framework Provisions, the provisions of this Agreement shall prevail.
1.2 This Agreement is the Master Receivables Purchase and Servicing Agreement referred to in the Framework Deed.
SECTION II — SALE AND PURCHASE OF RECEIVABLES
2. Commitment to Sell and Purchase Receivables
Agreement to Sell and Purchase
2.1	(a) Each Seller and the Master Purchaser agrees that such Seller will sell and that the Master Purchaser will purchase on the Funding Date all Assignable Receivables originated by such Seller and existing on the Cut-Off Date, together with their Related Rights, and with respect to English Restricted Receivables existing on the Cut-Off Date that are not Excluded Receivables, that the English Seller will sell the benefit of such English Restricted Receivables and hold on trust those English Restricted Receivables and their Related Rights for the benefit of the Master Purchaser and the Master Purchaser will purchase the sole beneficial interest under such trust, in each case on the terms and subject to the conditions set out in this Agreement.
(b)	Each Seller and the Master Purchaser agrees that such Seller will sell and that the Master Purchaser will purchase with effect from the Funding Date all Assignable Receivables which come into existence after the Cut-Off Date and during the Securitisation Availability Period and which have been originated by such Seller, together with their Related Rights, and with respect to English Restricted Receivables which come into existence after the Cut-Off Date and during the Securitisation Availability Period that are not Excluded Receivables that the English Seller will hold on trust those English Restricted Receivables and their Related Rights for the benefit of the Master Purchaser and the Master Purchaser will purchase the sole beneficial interest under such trust, in each case on the terms and subject to the conditions set out in this Agreement.
Sale and Purchase
2.2	(a) Each Seller hereby sells and assigns, and the Master Purchaser hereby purchases, on the Funding Date all Assignable Receivables originated by such Seller existing on the Cut-Off Date and which are not assigned hereunder by way of a German Law Transfer Agreement or a Spanish Transfer Deed, as the case may be, as provided in Clauses 2.2(d) and (e) and Schedule 11, together with their Related Rights, on the terms and subject to the conditions set out in this Agreement.
(b)	Each Seller hereby sells and assigns, and the Master Purchaser hereby purchases, with effect from the Funding Date all Assignable Receivables originated by such Seller which are not in existence on the Cut-Off Date and which come into existence after the Funding Date and during the Securitisation Availability Period and which are not assigned hereunder by way of a German Law Transfer Agreement or a Spanish Transfer Deed, as the case may be, as provided in Clauses 2.2(d) and (e) and Schedule 11, together with their Related Rights, on the terms and subject to the conditions set out in this Agreement.
(c)	The English Seller hereby declares that as of and from the Funding Date it holds and will hold on trust, absolutely and irrevocably, for variable consideration for the benefit of the Master Purchaser:
(i)	all English Restricted Receivables existing on the Cut-Off Date which are not Excluded Receivables together with their Related Rights; and
(ii)	all English Restricted Receivables which come into existence after the Cut-Off Date, and which are not Excluded Receivables, together with their Related Rights, in each case on the terms and subject to the conditions contained in this Agreement.
(d)	With respect to the sale and purchase of the Receivables governed by German law, each Seller will on the Funding Date enter into a German Law Transfer

Agreement in the form set out in Schedule 8 in order to fulfil its obligation under this Agreement.
(e)	The sale and assignment by each Spanish Seller to the Master Purchaser of all Receivables to be sold by that Spanish Seller that are governed by Spanish law shall be governed by the provisions of Schedule 11.
2.3 In respect of any Receivable, the Related Rights mean:
(a)	all rights, title, benefit and interest in and to the relevant Receivable, including any Value Added Tax;

(b)	all Related Contract Rights with respect to such Receivable; and
(c)	any Related Security with respect to such Receivable.
Conditions
2.4 Each Seller will on or before the Funding Date execute a power of attorney substantially in the form applicable to that Seller as set out in Schedule 10 (each a Master Purchaser Receivables Power of Attorney) and deliver the same to, or to the order of, the Master Purchaser on such date. The Master Purchaser shall not use any Master Purchaser Receivables Power of Attorney to notify Obligors of any assignment of Receivables except in the circumstances described in Clauses 5.1 and 5.2.
Specific Conditions
2.5 Without prejudice to Clause 2.1 and Clause 2.2, the sale and assignment of the Assignable Receivables to the Master Purchaser, and the sale to the Master Purchaser of beneficial interests in the English Restricted Receivables Trust, hereunder shall also be subject to the following specific conditions:
(a)	with respect to the initial purchase of Assignable Receivables and the initial purchase of a beneficial interest in the English Restricted Receivables Trust on the Funding Date, the satisfaction as determined by the Collateral Monitoring Agent in its sole discretion of the Conditions Precedent set out in Part A and Part B of Schedule 3 to the Framework Deed;

(b)	with respect to the purchase of Assignable Receivables following the Funding Date and with respect to the subsequent purchase of beneficial interests in the English Restricted Receivables Trust, the satisfaction, as determined by the Collateral Monitoring Agent in its sole discretion, of the Conditions Precedent set out in Part B of Schedule 3 to the Framework Deed;

(c)	all representations and warranties of the Parent, Sellers and Servicers are true and correct on and as of each such date, before and after giving effect to such purchase and to the application of the proceeds of such purchase, as if they had been made on and as of such date; and

(d)	no Termination Event has occurred that has not been waived by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee.

True sale
2.6 For the avoidance of doubt, the parties confirm their intention that the assignment of Assignable Receivables in accordance with this Agreement and the creation of the English Restricted Receivables Trust in respect of the English Restricted Receivables and the acquisition by the Master Purchaser of beneficial interests therein shall constitute a true sale of such Assignable Receivables or of such beneficial interest in such English Restricted Receivables Trust, as the case may be, and not a loan or a security arrangement for any obligations of any Seller. Notwithstanding any other provision of the Transaction Documents, the Master Purchaser shall have full title and interest in and to the Assignable Receivables and the sole beneficial interest in the English Restricted Receivables Trust and the Master Purchaser shall be free to further dispose of such Assignable Receivables and of its beneficial interest in the English Restricted Receivables Trust subject to the Encumbrances created and any restrictions it has accepted under the terms of the Master Purchaser Deed of Charge or free of those Encumbrances with the prior written consent of the Security Trustee following the release of the same from the security constituted by the Master Purchaser Deed of Charge.
Notarisation in Spain
2.7 Each Spanish Seller and the Master Purchaser hereby agree to raise into a public deed by means of a ratification deed (acta de ratificación) (i) this Master Receivables Purchase and Servicing Agreement and each German Law Transfer Agreement entered into by a Spanish Seller before the Notary Public of Barcelona, Mr. Francisco Miras Ortiz (or such other notary public agreed between the Spanish Sellers, the Master Purchaser and the Collateral Monitoring Agent) on or prior to the Funding Date.
3. Determination and payment of the Purchase Price and other payments
3.1 The purchase price payable in respect of each Purchased Receivable (or, in the case of the English Seller and any English Restricted Receivable, in respect of the purchase of an interest under the English Restricted Receivables Trust in respect thereof) shall be the Purchase Price which is calculated by the Master Servicer in accordance with this Agreement and shall be payable in the same Agreed Currency in which such Purchased Receivable is denominated.
3.2 In respect of the Purchased Receivables (or, in the case of the English Seller and any English Restricted Receivable, in respect of the purchase of an interest under the English Restricted Receivables Trust in respect thereof) purchased during any Determination Period, the Sellers shall procure that on the Reporting Date immediately preceding the Settlement Date which relates to such Determination Period, the aggregate Outstanding Balances in each Agreed Currency of all Purchased Receivables purchased during such Determination Period from each Seller (or, in the case of the English Seller and any English Restricted Receivable, in respect of the purchase of an interest under the English Restricted Receivables Trust in respect thereof) shall be identified in the relevant Servicer Report together with the aggregate Purchase Price in each Agreed Currency for all such Purchased Receivables purchased during such Determination Period.

Purchase Price
3.3 Subject to the provisions of Clause 3.4, the Purchase Price in respect of a Purchased Receivable (or, in the case of the English Seller and any English Restricted Receivable, in respect of the purchase of an interest under the English Restricted Receivables Trust in respect thereof), subject to the terms and conditions of this Agreement and the Master Purchase Deed of Charge, shall be due and payable by the Master Purchaser to the relevant Seller on the Purchase Date.
3.4 Subject to Clause 3.5, the Master Purchaser and each Seller agree that the payment of the Purchase Price to that Seller in the relevant Agreed Currency pursuant to Clause 3.1 shall be made:
(a)	subject to Clause 3.6, by set-off of the obligation of that Seller to pay to the Master Purchaser Collections in the same Agreed Currency (subject to the conditions contained in Clause 10.3 (Payment of Collections)) against the obligation of the Master Purchaser to pay the Purchase Price to that Seller and the Master Purchaser hereby authorises each Servicer and each Servicer hereby undertakes to the Master Purchaser and the Security Trustee to debit the relevant Deposit Accounts in the relevant Agreed Currency and to transfer the relevant amount to the relevant Seller in accordance with Clause 10.3 of this Agreement; and
(b)	to the extent that the Collections in the same Agreed Currency are not sufficient for such purpose, by means of a payment by the Master Purchaser to the relevant Seller in the relevant Agreed Currency by crediting the relevant amount in the relevant Agreed Currency to the relevant Deposit Account of the relevant Seller on the Settlement Date immediately following the end of the Determination Period in which the Purchase Date for such Purchased Receivable falls.
3.5 The Purchase Price in respect of a Purchased Receivable (or, in the case of the English Seller and any English Restricted Receivable, in respect of the purchase of an interest under the English Restricted Receivables Trust in respect thereof) purchased following the occurrence of a Cash Control Event (and while such event is continuing), subject to the terms and conditions of this Agreement and the Master Purchaser Deed of Charge, shall only become due and payable by the Master Purchaser to the relevant Seller on the first Settlement Date following the Determination Date immediately following the Purchase Date for such Purchased Receivable (or, in the case of the English Seller and any English Restricted Receivable, the Purchase Date for the interest under the English Restricted Receivables Trust in respect thereof).
Advance Purchase Price
3.6 Each Seller and the Master Purchaser agrees that, until the occurrence of a Cash Control Event (and while such event is continuing), to the extent that the Collections standing to the credit of the relevant Deposit Account of such Seller in the relevant Agreed Currency in respect of Purchased Receivables in such Agreed Currency purchased by the Master Purchaser from a particular Seller (or in the case of the English Seller in relation to English Restricted Receivables, the purchase of an interest in the English Restricted Receivables Trust) on any date exceed the amount of the Purchase Price in the relevant Agreed Currency payable by the Master Purchaser to that Seller on such date, an amount equal to such excess Collections shall be retained by way of advance payment made by the Master Purchaser to that Seller on account of the Purchase Price that will or may become payable by the Master Purchaser for purchases of Receivables in such Agreed Currency from such Seller (or in the case of the English Seller in relation to English Restricted Receivables, purchases of interests in the English Restricted Receivables Trust) on each subsequent Purchase Date of the same Determination Period (Advance Purchase Price) and thereupon such amount shall cease to constitute Collections. Any Advance Purchase Price shall be set off against the Purchase Price of Purchased Receivables in such Agreed Currency owed to the relevant Seller (or in the case of the English Seller in relation to Restricted Receivables, the purchase of an interest in the English Restricted Receivables Trust) which arise on each subsequent Purchase Date in the same Determination Period prior to the set off of any amount of such Purchase Price against Collections as provided in Clause 3.4.
3.7 Following the occurrence of a Cash Control Event (and while such event is continuing) no amount may be retained by any Seller by way of Advance Purchase Price and any amounts of Advance Purchase Price which have not been set off against the Purchase Price of Purchased Receivables owed to the relevant Seller (or in the case of the English Seller in relation to English Restricted Receivables, the purchase of an interest in the English Restricted Receivables Trust) in accordance with Clause 3.6 and remain outstanding shall be paid by the relevant Seller to the relevant Master Purchaser Collection Account in the same Agreed Currency on the date on which such Cash Control Event occurs or, if such day is not a Business Day, on the next following Business Day.
Reconciliation on Settlement Date
3.8 Each of the Sellers and the Master Purchaser agrees that on each Settlement Date all amounts paid and/or due and payable by the Master Purchaser to such Seller in the relevant Agreed Currency in respect of the purchase of Purchased Receivables originated by that Seller (or in the case of the English Seller in relation to English Restricted Receivables, the purchase of an interest in the English Restricted Receivables Trust) during the immediately preceding Determination Period will be reconciled with the information provided in the most recent Master Servicer Report then available and any amounts of Advanced Purchase Price paid to such Seller in a particular Agreed Currency which on the relevant Determination Date have not been set off against the Purchase Price of Purchased Receivables (or in the case of the English Seller in relation to English Restricted Receivables, the purchase of an interest in the English Restricted Receivables Trust) in accordance with Clause 3.6 and remain outstanding (the Negative Balance):
(a)	shall be set off against any amounts of Purchase Price payable to the Seller on such Settlement Date provided that no Cash Control Event has occurred and is continuing as at such Settlement Date; and
(b)	to the extent that, following any such set-off there remains any Negative Balance, each Seller shall pay to the Master Purchaser on such Settlement Date an amount equal to the Negative Balance applicable to that Seller less any amount set-off pursuant to paragraph (a) above, provided that following the occurrence of a Cash Control Event (and while such event is continuing), such Negative Balance shall not be set off as provided in sub-paragraph (a) above, but shall be paid by the Seller to the relevant Master Purchaser Transaction

Account on the date on which such Cash Control Event occurs or, if such day is not a Business Day, on the next following Business Day.
Supplemental Purchase Price
3.9 To the extent that Discount Collections received during a Determination Period in respect of Purchased Receivables denominated in a particular Agreed Currency exceed the aggregate of the amounts due and payable by the Master Purchaser on the Settlement Date immediately following such Determination Period in accordance with paragraphs (a) to (c) of the applicable Master Purchaser Priority of Payments relating to payments in that Agreed Currency, then the Master Purchaser shall (subject to having funds available for such purpose in accordance with the applicable Master Purchaser Priority of Payments relating to payments in that Agreed Currency) pay to each Seller, that Seller’s Seller Proportion of the amount of such excess by way of additional purchase price for the Purchased Receivables that have collected (such amounts payable being Supplemental Purchase Price).
German Receivables Deferred Purchase Price
3.10 The German Seller shall, subject to the provisions of this Agreement, in consideration of the fact that the German Receivables are sold on a fully serviced basis (i.e. servicing is retained by the German Seller in its capacity as a Sub-Servicer) be entitled to the payment of periodic additional purchase price in respect of the German Receivables (inclusive of value added tax, sales tax, purchase tax or any other, similar taxes or duties) from the Master Purchaser (German Receivables Deferred Purchase Price). Such German Receivables Deferred Purchase Price shall be payable by the Master Purchaser to the German Seller monthly in arrears on each Monthly Settlement Date in EUR in respect of each Monthly Determination Period out of the Collections and calculated on each Determination Date in an amount equal to 0.25 per cent per annum based on the aggregate of the EUR Equivalent of the Outstanding Balances of all German Receivables as at the Monthly Determination Date on which the relevant Monthly Determination Period ends.
No Other Payment for Purchased Receivables
3.11 The Master Purchaser shall not be obliged to pay any sum to a Seller in respect of the Purchase Price of a Purchased Receivable except as provided for in this Clause 3.
Account for Payment
3.12 Amounts payable by the Master Purchaser to a Seller in respect of Purchased Receivables originated by that Seller (or in the case of the English Seller in relation to Restricted Receivables, in respect of the purchase of an interest in the English Restricted Receivables Trust) shall be made to the relevant Seller Account denominated in the same Agreed Currency or as otherwise directed in writing by the relevant Seller.
Stamp Duty
3.13 The Master Purchaser shall also be entitled, (to the extent applicable and if it so elects and in or towards satisfaction of the relevant Seller’s obligations) to deduct from the Purchase Price or any part of it payable by it to a Seller any stamp duty or any similar tax or duty on documents or the transfer of title to property arising in the context of this Agreement which has not been paid by the relevant Seller.
4. Representations, Warranties and Undertakings
By the Sellers on the Funding Date
4.1 In entering into this Agreement, each Seller as far as it is concerned hereby represents and warrants and undertakes to the Master Purchaser, the Security Trustee and the Funding Agent on the Funding Date in the terms set out in Part A of Schedule 2 with reference to the facts and circumstances then subsisting.
By the Sellers on each Purchase Date
4.2 On each Purchase Date, each Seller as far as it is concerned shall represent and warrant and undertake to the Master Purchaser, the Security Trustee and the Funding Agent in respect of the Receivables for which the Purchase Price becomes due on that Purchase Date, in the terms set out in Part A and Part B of Schedule 2 with reference to the facts and circumstances then subsisting.
Undertakings of each Seller
4.3 Each Seller undertakes on its own behalf and with respect to itself only with the Master Purchaser, the Security Trustee and the Funding Agent as follows:
(a)	Compliance with Laws, etc.: The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges provided that its failure to do so will not be treated as a breach of this provision to the extent that the failure so to comply or the failure so to preserve could not reasonably be expected to result in a Material Adverse Effect.
(b)	Offices, Records, Name and Organisation: The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address of the Seller set forth in Schedule 1 hereto or at another location provided it gives 30 days’ prior written notice thereof to the Funding Agent and the Master Purchaser. The Seller will not change its name or the nature of its incorporation or organisation, unless (i) the Seller shall have provided the Funding Agent, the Security Trustee and the Master Purchaser with at least 30 days’ prior written notice thereof, and (ii) no later than the effective date of such change, all actions, documents and agreements considered necessary by the Master Purchaser and the Security Trustee to protect and perfect the Master Purchaser’s interest in the Receivables, the Related Security, all Deposit Accounts of the Seller, and the other assets of the Seller in which a security interest is granted under the Transaction Documents have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables and Related Rights in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable).
(c)	Performance and Compliance with Contracts and the Seller’s Credit and Collection Procedures: The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, and timely and fully comply in all respects with the Seller’s Credit and Collection Procedures in regard to each Purchased Receivable and the Related Contract Rights, other than where non-compliance would not have an adverse effect on the collectability, enforceability or value of such Purchased Receivable or the Related Contract Rights.

(d)	Extension or Amendment of Receivables: Except as provided in Clause 4.3(c) or to protect the Master Purchaser’s interest in the Purchased Receivables, or its interest in the English Restricted Receivables Trust, the Seller will not (and each Servicer and the Master Purchaser agree not to) extend, amend or otherwise modify the terms of any Purchased Receivable or amend, modify or waive any term or condition of any Contract related thereto, except as otherwise provided in the Transaction Documents, and provided in all cases that the Seller shall at all times comply with the Seller Credit and Collection Procedures.

(e)	Change in business or Seller’s Credit and Collection Procedures: The Seller will not make any change in the character of its business or in the Seller’s Credit and Collection Procedures that could, in either case, reasonably be expected to result in a Material Adverse Effect.

(f)	Change in Payment Instructions to Obligors: The Seller will not, without the prior consent of the Collateral Monitoring Agent, add or terminate any contract, mandate or account agreement relating to a Deposit Account with any Deposit Account Bank, or terminate any post office box or bank account that is a Deposit Account, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Deposit Account.

(g)	Deposit to Deposit Accounts: The Seller will instruct all its Eligible Obligors to remit all their payments in respect of Receivables outstanding on the Closing Date or originated after the Closing Date to the relevant Deposit Accounts of such Seller. (For the avoidance of doubt, instructions which have been given by the Seller to Obligors which pre-date the Closing Date shall satisfy this obligation in respect of such Obligors.) If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to the relevant Deposit Accounts of such Seller. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account, cash or cash proceeds other than Collections in respect of Purchased Receivables. The Seller undertakes not to open any accounts into which payments in respect of Purchased Receivables may be made by Obligors other than the relevant Deposit Accounts of such Seller.

(h)	Marking of Records: At its expense, the Seller will maintain at all times in its data processing records and systems a list of all Purchased Receivables.

(i)	Further Assurances: The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Security Trustee or the Funding Agent may reasonably request, to perfect, protect or more fully evidence the interests in the Purchased Receivables and, in respect of the English Restricted Receivables, the Master Purchaser’s interest in the English Restricted Receivables Trust, or to enable the Master Purchaser or the Security Trustee or the Funding Agent to exercise and enforce their respective rights and remedies under this Agreement.
(j)	Reporting Requirements: The Seller will provide to the Funding Agent, the MP Cash Manager, the Collateral Monitoring Agent and the Master Purchaser (in multiple copies, if requested by the Funding Agent or the Master Purchaser) the following:
(i)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent after the end of each of the first three quarters of each fiscal year (the documents with respect to the second quarter of 2006 being the first documents due from the Seller):
(A)	balance sheets of the Parent as of the end of such quarter and statements of income and retained earnings of the Parent for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

(B)	a consolidated balance sheet of the Parent and its subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of the Parent and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;
(ii)	as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the annual report for such year for the Parent and its subsidiaries, containing financial statements for such year audited by independent public accountants of recognised national standing;

(iii)	as soon as available, and in any event within any time period after the end of each fiscal year of the Seller within which such financial statements are required to be prepared under the laws of any applicable jurisdiction, a balance sheet of the Seller as of the end of such fiscal year and the related statement of income and retained earnings of the Seller for such fiscal year, certified by the chief financial officer of the Seller;

(iv)	as soon as available, and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the consolidated annual report for such year for the Parent, and its subsidiaries containing consolidated financial statements for such year audited by independent public accountants of recognised national standing;

(v)	as soon as possible and in any event within three Business Days after the relevant Seller obtains actual knowledge of the occurrence of any Termination Event or Potential Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Potential Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(vi)	at least 30 days prior to any change in the name of the Seller, a notice setting forth the new name and the effective date thereof;

(vii)	so long as any Notes shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Seller has stopped selling all newly arising Receivables (or, in respect of English Restricted Receivables, beneficial interests in the English Restricted Receivables Trust in respect thereof) to the Master Purchaser pursuant to the Master Receivables Purchase Agreement;

(viii)	at the time of the delivery of the financial statements provided for in Clauses (i), (ii) and (iii) of this paragraph (j), a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Termination Event, Potential Termination Event or other Cash Control Event has occurred and is continuing or, if any Termination Event, Potential Termination Event or other Cash Control Event has occurred and is continuing, specifying the nature and extent thereof.

(ix)	Compliance with Transaction Documents:
(A)	(I) Until such time as all the liabilities of the Seller and the Master Purchaser under the Transaction Documents have been discharged, the Seller shall deliver to the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee:
(II) (i) prior to the occurrence of a Termination Event, Potential Termination Event or Cash Control Event, not later than 30 days after every anniversary of the date of this Agreement and (ii) after the occurrence of a Termination Event, Potential Termination Event or Cash Control Event that is continuing, not later than 30 days after each third Settlement Date, a certificate substantially in the form set out in Schedule 5 (Compliance Certificate) from two directors of the Seller stating that, to the best of such directors’ knowledge, the Seller during such period has observed and performed all of its undertakings, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it on or prior to the date of such certificate, and that such directors have no knowledge of any Termination Event, Potential Termination Event or Cash Control Event except as specified in such certificate , and to the extent that such certificate specified that any such event has occurred, the certificate shall also set out the action that the Seller has taken or proposes to take with respect thereto;
(III) promptly and from time to time such information, documents, records or reports concerning such Receivables and/or the Obligors (to the extent such Obligors have given their consent to that effect, where required) and such additional financial information in connection therewith as the Master Purchaser, the Collateral Monitoring Agent, the Funding Agent or the Security Trustee may reasonably request.
(B)	The Seller shall promptly notify the Master Purchaser, the Collateral Monitoring Agent, the Funding Agent and the Security Trustee upon being notified of or becoming aware of the occurrence of any Termination Event, Potential Termination Event or Cash Control Event.
(k)	Nature of Business: The Seller will not engage in any business other than the sale of automotive interior products and the transactions contemplated in the Transaction Documents.

(l)	Mergers, etc.: The Seller will not (i) merge with (other than a merger with another Seller or other member of the Visteon Group where the resulting legal entity is and remains a Seller for the purposes of the Transaction Documents and remains bound by the Transaction Documents as a Seller) or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or (ii) acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any person where such transaction would fundamentally change the nature of its business or the composition of its Receivables, in either case other than as contemplated by this Agreement and the other Transaction Documents to which it is a party, except (A) as permitted by the Master Purchaser, the Security Trustee and the Funding Agent or (B), in relation to a disposal of assets, where such disposal would be permitted pursuant to Section 6.04 (j), (l) or (m) of the US ABL Credit Agreement in the form of the US ABL Credit Agreement as at the Closing Date, it being agreed (i) that any amendment made after the Closing Date to such section shall not have the effect of amending the provisions of this Clause 4.3(l) unless such amendment is made in accordance with Clause 13 of the Framework Deed and (ii) that any termination of or waiver under the US ABL Credit Agreement shall not affect this provision.

(m)	Distribution, etc.: The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may do any of the above so long as (i) no Termination Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.
(n)	Debt: The Seller will not incur any Indebtedness other than any Indebtedness incurred pursuant to the Transaction Documents and the Seller Permitted Indebtedness, nor will the Seller create any Encumbrance on its assets other than a Seller Permitted Encumbrance or any other Encumbrance which would be permitted to be created by that Seller pursuant to Section 6.02 of the US Credit Agreement in the form of the US ABL Credit Agreement as at the Closing Date, it being agreed (i) that any amendment made after the Closing Date to such section shall not have the effect of amending the provisions of this Clause 4.3(n) unless such amendment is made in accordance with Clause 13 of the Framework Deed and (ii) that any termination of or waiver under the US ABL Credit Agreement shall not affect this provision.
(o)	Place of business: The Seller undertakes that:
(i)	it will:
(A)	maintain its registered office in the jurisdiction of its incorporation; and
(B)	maintain its “centre of main interests” (as that expression is used in Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings (the Insolvency Regulation)) in the jurisdiction of its incorporation (except for the Portuguese Seller which shall maintain its “centre of main interests” in Portugal); and
(ii)	it will not maintain an “establishment” (as that expression is used in the Insolvency Regulation) in any jurisdiction other than the jurisdiction of its incorporation (except in the case of the Portuguese Seller, Portugal); and
(iii)	it will not, and shall procure that no current or future member of the Visteon Group will, maintain a “centre of main interests” or “establishment” (as those terms are defined above) in Ireland.
Undertakings of the Parent
4.4 The Parent undertakes with the Master Purchaser, the Security Trustee and the Funding Agent as follows:
(a)	Compliance with Laws, etc.: The Parent will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply or the failure so to preserve could not reasonably be expected to result in a Material Adverse Effect.

(b)	The Parent shall promptly notify the Master Purchaser, the Funding Agent and the Security Trustee immediately upon being notified of or becoming aware of the occurrence of any Termination Event, Potential Termination Event, or Cash Control Event.
(c)	The Parent shall use all reasonable endeavours to procure that all information and reports furnished by it or on its behalf under the Transaction Documents are accurate in all material respects;
(d)	Reporting Requirements: The Parent will provide to the Funding Agent, the MP Cash Manager and the Collateral Monitoring Agent and the Master Purchaser (in multiple copies, if requested by the Funding Agent or the Master Purchaser) the following:
(i)	(within 90 days after the end of each fiscal year of the Parent, its audited consolidated (and, with respect to the Sellers only, if Minimum Consolidated Excess Liquidity is less than USD125,000,000 for periods beginning after 30 September 2006, unaudited consolidating) balance sheet and related audited consolidated statements of operations, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous year, reported on (without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, and such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with the generally accepted accounting principles in the United States of America (GAAP) applied (except as approved by such accountants and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods);
(ii)	within 45 days after the end of each of the first three fiscal quarters of the Parent, its consolidated (and, with respect to the Sellers only if Minimum Consolidated Excess Liquidity is less than USD125,000,000 for periods beginning after 30 September 2006, unaudited, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Chief Financial Officer, Chief Accounting Officer, Treasurer or Assistant Treasurer (each a Financial Officer) of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnote disclosure), and such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(iii)	concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Parent in substantially the form of Schedule 5 (Compliance Certificate) (A) certifying, in the case of the financial statements delivered under clause (ii), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (B) stating whether, to the extent any such change has an impact on such financial statements, any change in GAAP or in the application thereof has occurred since the date of last audited financial statements of the Parent provided to the Master Purchaser, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(iv)	concurrently with any delivery of financial statements under clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any breach by the Parent of Clause 4.4(e) (which certificate may be limited to the extent required by accounting rules or guidelines) provided that, for any period, the Parent shall not be required to deliver such certificate if the Parent certifies to the Collateral Monitoring Agent that they are unable to do so following the use of commercially reasonable efforts;

(v)	no later than 45 days after the end of each fiscal year of the Parent, detailed consolidated projections for the following fiscal year prepared on a quarterly basis (including a projected consolidated balance sheet of the Parent and its Subsidiaries, consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such projections with respect to such fiscal year (collectively, the Projections), setting forth in each case in comparative form the budget figures for the previous year, which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections are based on estimates, information and assumptions believed by the management of the Parent to be reasonable at the time made and that such Financial Officer has no reason to believe that such Projections, taken as a whole, are incorrect or misleading in any material respect, it being acknowledged and agreed by the Master Purchaser and the Security Trustee that (i) such Projections as they relate to future events are not to be considered as fact and that actual results for the period or periods covered by such Projections may differ from the results set forth therein by a material amount, (ii) the Projections are subject to significant uncertainties and contingencies, which may be beyond the control of the Parent and its Subsidiaries and (iii) no assurances are given by the Parent or any of its Subsidiaries that the results forecasted in the Projections will be realized and such differences may be material;

provided, that the Master Purchaser, the Security Trustee or the Collateral Monitoring Agent may, in its reasonable discretion, require reporting more frequent than as set forth in this Clause 4.4 in the event that, and at all times after, Minimum Consolidated Excess Liquidity is less than USD50,000,000 (a Reporting Trigger Event).
Unless otherwise provided herein, if any financial statements, certificate or other materials or information required to be delivered to the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee pursuant to this clause 4.4 or otherwise under this Agreement shall be due on a day that is not a Business Day, such financial statements, certificate, materials or information shall be delivered on the next succeeding Business Day.

Information required to be delivered pursuant to this clause 4.4 shall be deemed to have been delivered to the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee on the date on which the Parent provides written notice to the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee that such information has been posted on the Parent’s website on the Internet at http://www.visteon.com or is available via the EDGAR system of the U.S. Securities and Exchange Commission on the Internet (to the extent such information has been posted or is available as described in such notice).

(e)	Parent Financial Covenant: The Parent will comply at all times with the financial covenants set out in section 6.19(b) of the US ABL Credit Agreement in its unamended form as of the date hereof it being agreed that any termination of or waiver under the US ABL Credit Agreement shall not affect this provision.
Representation of the Parent
4.5 In entering into this Agreement, the Parent hereby represents and warrants to the Master Purchaser, the Security Trustee and the Funding Agent on the Closing Date and the Funding Date in the terms set out in Section 3.13 of the US ABL Credit Agreement in the form of the US ABL Credit Agreement as at the Closing Date provided that any references therein to “Material Adverse Effect” shall be construed as a reference to Material Adverse Effect as defined in the Framework Deed, it being agreed (i) that any amendment made after the Closing Date to such section shall not have the effect of amending the provisions of this Clause 4.5 unless such amendment is made in accordance with Clause 13 of the Framework Deed and (ii) that any termination of or waiver under the US ABL Credit Agreement shall not affect this provision
Representations of the Master Purchaser on the Funding Date
4.6 In entering into this Agreement the Master Purchaser hereby represents and warrants to each Seller on the Funding Date as follows:
(a)	Status: it is duly incorporated with limited liability and validly existing under the laws of Ireland;

(b)	Powers and Authorisations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;
(c)	Legal Validity: its obligations under the Transaction Documents constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examination, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(d)	Ordinary course of business: the purchase of the Purchased Receivables by the Master Purchaser from each Seller pursuant to this Agreement occurs in the ordinary course of the business of the Master Purchaser;

(e)	Non-Violation: the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:
(i)	any law, statute, decree, rule, regulation or licence to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organisation which applies to it or any of its assets or revenues; or

(ii)	any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii)	any document which contains or establishes its constitution;
(f)	Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure the creation, validity, legality, enforceability or priority of its liabilities and obligations or of the rights of each Seller against it under the Transaction Documents save for (i) the delivery of all necessary particulars of the security created pursuant to the Master Purchaser Security Documents in the prescribed form to the Registrar of Companies in Ireland within 21 days of the creation of such security in accordance with section 99 of the Companies Act, 1963 (as amended) of Ireland, (ii) the delivery of the particulars of such security (constituting a fixed charge over book debts) to the Revenue Commissioners in Ireland in accordance with section 1001 of the Taxes Consolidation Act, 1997 (as amended) of Ireland and (iii) the stamping by the Revenue Commissioners in Ireland of the original of the Master Purchaser Deed of Charge with €630 and each counterpart thereof with €12.50 and any of the Master Purchaser Security Documents that are collateral thereto with €12.50 in respect of Irish stamp duty; and

(g)	Solvency: it is solvent and able and expects to be able to pay its debts as they fall due.
5. Perfection
5.1 Each Seller hereby agrees and acknowledges that, at any time after the occurrence of a Termination Event that has not been waived, by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee and without prejudice to the provisions of Clause 23.6 (Further Assurance), and upon the Master Purchaser giving written notice to that Seller and the relevant Servicer of its intention so to act, the Master Purchaser (or the Master Servicer on its behalf) may, and upon being requested to do so by the Security Trustee or the Collateral Monitoring Agent shall, and the Security Trustee or the Collateral Monitoring Agent may itself:
(a)	give written notice in its own name (and/or require that Seller to give notice), either in the form of notice at Part A of Schedule 9 (in respect of Purchased Receivables governed by German law), Part B of Schedule 9 (in respect of Purchased Receivables governed by Spanish law), Part C of Schedule 9 (in respect of Purchased Receivables governed by a law other than German law, Spanish law or Portuguese law) or Part D of Schedule 9 (in respect of Purchased Receivables governed by Portuguese law) or in such other form as the Master Purchaser, the Collateral Monitoring Agent, the Funding Agent or the Security Trustee may require, to all or any of the Obligors of (in the case of Assignable Receivables) the sale and assignment of all or any of the Purchased Receivables originated by that Seller or (in the case of English Restricted Receivables) the trust declared of the benefit of the English Restricted Receivables; and/or

(b)	direct in writing (and/or require the Seller to direct in writing) all or any of the Obligors to pay amounts outstanding in respect of Purchased Receivables originated by that Seller directly to the Master Purchaser, the Master Purchaser Transaction Account in the same Agreed Currency, or any other account which is specified by the Master Purchaser (with the consent of the Security Trustee); and/or

(c)	exercise the Master Purchaser’s rights under the Master Purchaser Receivables Powers of Attorney (as defined below); and/or

(d)	give written instructions (and/or require the Seller to give written instructions) to make transfers from any Deposit Account in the name of that Seller to the Master Purchaser Transaction Account in the same Agreed Currency; and/or

(e)	in respect of any Assignable Receivable sold and assigned pursuant to Clause 2.2(a) or 2.2(b) hereof, execute a written assignment in favour of the Master Purchaser of the legal interest of the relevant Seller therein and in all Related Contract Rights and Related Security; and/or

(f)	take such other action as it reasonably considers to be necessary in order to recover any amount outstanding in respect of Purchased Receivables or to improve, protect, preserve and/or enforce their rights against the Obligors in respect of Purchased Receivables originated by that Seller.

5.2 Each Seller hereby agrees and acknowledges that, at any time after the occurrence of a Termination Event that has not been waived by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, the Master Purchaser may, and upon being requested to do so by the Security Trustee or the Collateral Monitoring Agent shall, and the Security Trustee or the Collateral Monitoring Agent may itself, with respect to any Purchased Receivable that is an English Restricted Receivable, require the English Seller to, and the English Seller shall if so required, request in writing the written consent of the Obligor under such Contract to the assignment of the entire legal and beneficial interest of the English Seller therein to the Master Purchaser and, subject to such consent being given, to execute written assignments in favour of the Master Purchaser in respect of:
(a)	all or any of the English Restricted Receivables arising under such related Contracts in respect of which consent to assignment has been given by the relevant Customer;

(b)	all Related Contract Rights with respect to such English Restricted Receivables; and

(c)	any Related Security with respect to such English Restricted Receivable.
5.3 The Master Purchaser shall on or before the Funding Date grant a power of attorney (in a form and substance satisfactory to the Collateral Monitoring Agent) to Citibank, N.A. or such other person nominated by the Collateral Monitoring Agent (and notified to the Master Purchaser and the Security Trustee) a power of attorney pursuant to which the Master Purchaser shall delegate its authority to Citibank, N.A. or such other person for the purpose of ratifying before a notary in Spain, and raising into public status for the purposes of Spanish law, each of the Spanish Master Purchaser Acceptances delivered in accordance with Schedule 11.
6. Termination
Termination Event — no further purchase of Receivables
6.1 If any Termination Event shall occur and has not been waived by the Master Purchaser and the Security Trustee, then, and in any such event, the Master Purchaser (or the Collateral Monitoring Agent or the Security Trustee on its behalf) may in its absolute discretion declare a termination of the Master Purchaser’s obligations to purchase further Receivables hereunder. Upon such declaration being made by the Master Purchaser, the Security Trustee or the Collateral Monitoring Agent, the agreement between the Master Purchaser and the Sellers to purchase and sell Receivables set out in Clause 2 shall be terminated with immediate effect and there shall be no further purchase of Receivables by the Master Purchaser from the Sellers. The Master Purchaser, the Security Trustee or the Collateral Monitoring Agent shall give written notice of the declaration to the Parent and the Master Servicer as soon as possible following such declaration.
Termination Event — Set off
6.2 Following the occurrence of a Termination Event due to an event of the kind described in paragraph (n) of Schedule 1 to the Framework Deed (Termination Events — Insolvency) affecting a Seller, each of the Master Purchaser, the MP Cash Manager, the Collateral Monitoring Agent and the Security Trustee shall to the extent permitted by law be entitled without notice (but shall not be obliged) to set off any obligation which is due and payable by that Seller and unpaid against any obligation (whether or not matured) owed under any Transaction Document by the Master Purchaser, the Security Trustee, the MP Cash Manager or the Collateral Monitoring Agent (as the case may be) to that Seller regardless of the place of payment or currency of either obligation.
Termination by the Parent
6.3 The Parent on behalf of the Sellers may terminate the agreement of the Sellers to sell Receivables to the Master Purchaser as provided in Clause 2.1 at any time by giving 5 Business Days’ notice in writing to the Master Purchaser, the Security Trustee, the Collateral Monitoring Agent and the Funding Agent.
Continuing Effect
6.4 Any termination pursuant to this Clause 6 or any other permitted termination of this Agreement shall not affect any rights or obligations of the parties in relation to any Purchased Receivables purchased prior to such termination and the provisions of this Agreement shall continue to bind the parties to the extent and for so far and so long as may be necessary to give effect to such rights and obligations. The covenants, obligations and undertakings contained in this Agreement and the rights and remedies in this Agreement in respect of any representation, warranty or statement made under or in connection with this Agreement and the indemnification and other payment obligations in this Agreement shall continue and remain in full force and effect notwithstanding the termination of this Agreement.
7. Remedies for Breach of Warranty
Non-Conforming Receivables
7.1 If any representation or warranty set out in Part A of Schedule 2 insofar as it relates to the assignability, collectability, validity or enforceability of a Purchased Receivable or if any representation or warranty set out in Part B of Schedule 2 in respect of a Purchased Receivable proves to have been incorrect on the Funding Date (for Receivables purchased on the Funding Date) or for other Purchased Receivables on the date on which it is made or deemed to be made and remains incorrect, or if the relevant Purchased Receivable has never existed (each affected Purchased Receivable being a Non-Conforming Receivable), the Seller that originated any such Non-Conforming Receivable shall be deemed to have received a collection of the full amount of each such Non-Conforming Receivable in the same Agreed Currency (a Deemed Collection) and shall pay the amount of each such Deemed Collection in that Agreed Currency to the relevant Deposit Account on the next Settlement Date in respect of each such Non-Conforming Receivable. To the extent that a Seller has made a payment to the Master Purchaser in respect of a Non-Conforming Receivable in accordance with this Clause 7.1 and an actual Collection is subsequently received by the Master Purchaser in respect of such Non-Conforming Receivable, the Master Purchaser will pay to that Seller on the immediately succeeding Settlement Date by crediting the relevant Deposit Account of such Seller in the same Agreed Currency, in accordance with the applicable Master Purchaser Priority of Payments and by way of refund of the payment made by that Seller pursuant to this Clause 7.1, an amount equal to the Collection so received in respect of such Non-Conforming Receivable in the same Agreed Currency.

Dilutions
7.2 If at any time:
(a)	there arises any set-off, counterclaim, dispute, defence or deduction in respect of a Purchased Receivable by the relevant Obligor; or

(b)	any Dilution occurs in relation to a transaction under which a Purchased Receivable arises or any other transaction between the relevant Seller and the relevant Obligor;
then the relevant Seller shall be deemed to have received a collection of each such Diluted Receivable in the amount of the relevant dilution in the same Agreed Currency on the day such dilution occurs (a Deemed Collection) and the relevant Seller shall pay the amount of each such Deemed Collection in that Agreed Currency to the relevant Deposit Account on the next Settlement Date.
Means of remedying breach
7.3 For the avoidance of doubt, the payment by a Seller in full of the amount due in respect of any Receivable under Clause 7.1 or 7.2 on the Settlement Date on which it is due (which the Master Purchaser and that Seller agree may be effected by way of set-off against any Purchase Price payable to that Seller on such Settlement Date) will remedy any breach or default by that Seller in respect of that Receivable and neither the Master Purchaser, the Security Trustee nor the Funding Agent shall have any other right or remedy in respect of such breach or default.
Recoupment of Value Added Tax
7.4 For the purpose of ensuring recoupment of any VAT forming part of a Purchased Receivable:
(a)	all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or

(b)	which or the Outstanding Balance of which is, or would be, reduced, adjusted or cancelled by the Seller that originated such Purchased Receivable;
that Seller will use its reasonable endeavours to recover such value added tax to the extent that such Seller is legally entitled to claim a repayment of such value added tax (or the appropriate part thereof) from the appropriate tax authorities, and shall, upon receipt of any amount in respect of such value added tax, to the extent that the Master Purchaser has not already been fully compensated for the non-receipt of such part of the Purchased Receivable as is equal to the valued added tax charged thereon, promptly remit the net amount not so compensated to the Master Purchaser and any such net amount will be paid into the relevant Deposit Account of such Seller in the relevant Agreed Currency and treated as a Collection in that Agreed Currency. The Seller that originated such Purchased Receivable will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the Master Purchaser provided that the Seller shall not be required to take any steps which it reasonably considers will unduly prejudice its tax affairs. At the request of that Seller and whether or not any amounts are payable to the Master Purchaser under this Clause 7.4, the Master Purchaser may, or at such time as the Master Purchaser is fully compensated, will, reassign or re-transfer a Purchased Receivable which is a Defaulted Receivable to the relevant Seller, who will accept such re-assignment or re-transfer of any such Purchased Receivable (for a nil or nominal consideration), solely for the purpose of facilitating recoupment of such value added tax.
SECTION III — SERVICING OF THE PURCHASED RECEIVABLES
8. Appointment of Servicers and Collateral Monitoring Agent
Appointment of Servicers
8.1 In connection with the sale and purchase of Receivables under Clause 2 (other than the German Receivables), the Master Purchaser and the Collateral Monitoring Agent each hereby appoints the Master Servicer as its lawful agent with effect from the Closing Date on its behalf to:
(a)	collect all sums due in relation to the Purchased Receivables originated by each Servicer including Delinquent Receivables and Defaulted Receivables and provide administration services in relation to the collection of the Purchased Receivables;

(b)	report to the Master Purchaser and the Collateral Monitoring Agent on the performance of the Purchased Receivables originated by each Servicer;

(c)	pursue delinquent Obligors;

(d)	maintain books and records in respect of Purchased Receivables originated by each Servicer;

(e)	perform periodic reporting activities in respect of Purchased Receivables originated by each Servicer;

(f)	with respect to each Purchased Receivable, to determine whether at the time of the assignment of that Receivable to the Master Purchaser or, as the case of Visteon UK Limited, if such Purchased Receivable is an English Restricted Receivable, at the time such Receivable is held on trust pursuant to the English Restricted Receivables Trust for the benefit of the Master Purchaser it satisfies the Eligibility Criteria, and to identify the Purchased Receivable as an Eligible Receivable or a non-Eligible Receivable and, in the case of Visteon UK Limited, to identify the Purchased Receivable as an Assignable Receivable or an English Restricted Receivable in its books and records and computer systems; and

(g)	perform those other functions as more particularly described to be performed by the Master Servicer in this Agreement and the other Transaction Documents, in all such cases as provided for under this Agreement and the other Transaction Documents.
8.2 The Master Servicer shall be entitled to delegate to the Sub-Servicers (other than Visteon Deutschland GmbH) the performance of any of the duties and obligations undertaken by it hereunder and the Master Purchaser and the Collateral Monitoring Agent

hereby consent to any such delegation. Without prejudice to the generality of the foregoing, it is acknowledged that the Master Servicer shall delegate and hereby delegates to the Sub-Servicers (other than Visteon Deutschland GmbH) those duties set out in Clause 8.3 below and those duties the subject of express undertakings by the Servicers elsewhere in this Agreement. Any such delegation shall be without prejudice to the obligations of the Master Servicer to the Master Purchaser and the Collateral Monitoring Agent under this Agreement, including, for the avoidance of doubt, under Clause 8.1, notwithstanding the direct undertakings given in this Agreement by the Sub-Servicers to the Master Purchaser and the Collateral Monitoring Agent in respect of the duties and obligations delegated to them by the Master Servicer.
8.3 Each Sub-Servicer (other than Visteon Deutschland GmbH) undertakes with the Master Servicer, the Master Purchaser and the Collateral Monitoring Agent that they shall, in discharge of the duties delegated to them by the Master Servicer, with effect from the Closing Date:
(a)	collect all sums due in relation to the Purchased Receivables originated by that Sub-Servicer including Delinquent Receivables and Defaulted Receivables and provide administration services in relation to the collection of the Purchased Receivables;

(b)	report to the Master Purchaser and the Collateral Monitoring Agent on the performance of the Purchased Receivables originated by that Sub-Servicer;

(c)	pursue delinquent Obligors;

(d)	maintain books and records in respect of Purchased Receivables originated by that Sub-Servicer;

(e)	perform periodic reporting activities in respect of Purchased Receivables originated by that Sub-Servicer ;

(f)	with respect to each Purchased Receivable, to determine whether at the time of the assignment of that Receivable to the Master Purchaser or, in the case of Visteon UK Limited, if such Purchased Receivable is an English Restricted Receivable, at the time such Receivable is held on trust pursuant to the English Restricted Receivables Trust for the benefit of the Master Purchaser it satisfies the Eligibility Criteria, and to identify the Purchased Receivable as an Eligible Receivable or a non-Eligible Receivable and, in the case of Visteon UK Limited, to identify the Purchased Receivable as an Assignable Receivable or an English Restricted Receivable in its books and records and computer systems;

(g)	take all other action as necessary or desirable for the Master Servicer to perform its own duties and obligations under the Transaction Documents and for the servicing of all other Receivables; and

(h)	perform those other functions as more particularly described in this Agreement, in all such cases as provided for under this Agreement.

8.4 In connection with the sale and purchase of German Receivables under Clause 2, it is agreed and acknowledged that such German Receivables are sold on a fully serviced basis (i.e. servicing is retained by the German Seller in its capacity as a Sub-Servicer) and accordingly the German Seller (in its capacity as Sub-Servicer) undertakes in favour of the Master Purchaser that it shall:
(a)	collect all sums due in relation to the German Receivables including Delinquent Receivables and Defaulted Receivables and provide administration services in relation to the collection of the German Receivables;

(b)	report to the Master Purchaser and the Collateral Monitoring Agent on the performance of the German Receivables;

(c)	pursue delinquent Obligors in respect of German Receivables;

(d)	maintain books and records in respect of German Receivables;

(e)	perform periodic reporting activities in respect of German Receivables;

(f)	with respect to each German Receivable, to determine whether at the time of the assignment of that Receivable to the Master Purchaser it satisfies the Eligibility Criteria, and to identify the German Receivable as an Eligible Receivable or a non-Eligible Receivable in its books and records and computer systems; and

(g)	perform those other functions as more particularly described to be performed by it in this Agreement and the other Transaction Documents, in all such cases as provided for under this Agreement and the other Transaction Documents.
Acceptance of Appointment
8.5 Each Servicer confirms that it has received a copy of all of the Transaction Documents and accepts its appointment pursuant to Clause 8.1 on the terms and subject to the conditions of this Agreement.
Authority
8.6 Subject to Clause 8.7, during the continuance of its appointment, each Servicer and the Collateral Monitoring Agent shall, subject to the terms and conditions of this Agreement have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary, desirable, convenient or incidental to the performance of its duties hereunder.
Operating and Financial Policies
8.7 Neither the Master Purchaser nor its directors and officers shall be required or obliged at any time to comply with any direction which any Servicer or Collateral Monitoring Agent may give with respect to the operating and financial policies of the Master Purchaser and each Servicer and Collateral Monitoring Agent hereby acknowledges that all powers to determine such policies (including the determination of whether or not any particular policy is for the benefit of the Master Purchaser) are, and shall at all times remain, vested in the Master Purchaser and its directors and officers and none of the provisions of this Agreement or the Master Receivables Purchase Agreement shall be construed in a manner inconsistent with this Clause 8.7.
9. Representations, Warranties and Undertakings
In entering into this Agreement, each Servicer and each Seller and the Parent hereby represents and warrants severally to the Master Purchaser, the Security Trustee and the Collateral Monitoring Agent on the Funding Date as to the terms set out in Part A of Schedule 2 (excluding, with respect to the Parent only, paragraphs (e), (g), (i), (j), (t), (v) and (w)) with reference to the facts and circumstances then subsisting (and, with respect to the Parent only in relation to paragraph (l), (m), (n) and (o), to the best of its knowledge).
10. Collection of Receivables
Sending of Invoices and payments into Deposit Accounts
10.1 The Master Servicer shall procure that each Sub-Servicer shall send Invoices to the Obligors in its own name, in accordance with the Seller Credit and Collection Procedures, shall collect all Collections in an efficient and timely fashion and shall ensure that the payment terms of each Purchased Receivable require payment to be made into the appropriate Deposit Account (denominated in the same Agreed Currency as the Receivable) of the Seller that originated the Receivable. In connection with such Collections, each Servicer shall present all documents necessary in support of such amounts due from the relevant Obligors.
Use of Deposit Accounts
10.2 Each Servicer shall at all times following the date falling 60 days after the Closing Date procure that only monies which derive from Purchased Receivables sold by that Servicer (in its capacity as Seller) will be paid into such Deposit Account held in the name of that Seller and that no Deposit Account will be used for any purpose other than the payment of Collections of the same Agreed Currency to the Master Purchaser in accordance with the terms of the Transaction Documents save that, prior to the occurrence of a Cash Control Event, the Seller in whose name a Deposit Account is held may apply any monies retained in that Deposit Account in accordance with Clause 3.4, 3.5 and 3.6 and Clause 10.3 (Payment of Collections) for payment of the Purchase Price or Advance Purchase Price in respect of newly originated Receivables. If at any time during the period from the Closing Date to the date falling 60 days after the Closing Date amounts not representing monies derived from Purchased Receivables are paid to the credit of a Deposit Account, the relevant Servicer shall upon such monies being identified as not being derived from Purchased Receivables (and in any event within 2 Business Days of such monies being paid into such Deposit Account) procure that such amounts are transferred out of the Deposit Account. To the extent that any monies are credited to a Deposit Account which are not Collections, the relevant Servicer will, if it is otherwise unable to distinguish the same, attribute such monies first to Collections, and second to any other amount.

Payment of Collections
10.3 On each Business Day prior to the occurrence of a Cash Control Event, Collections received in a Deposit Account will be applied in payment of the Purchase Price or Advance Purchase Price in respect of newly originated Receivables (provided they are in the same Agreed Currency and originated by that Servicer) pursuant to Clause 3.4, 3.5 and 3.6.
10.4 Upon the occurrence of a Cash Control Event which is continuing, the Servicers shall no longer be entitled to apply any Collections in payment of the Purchase Price or Advance Purchase Price in respect of newly originated Receivables, will not be entitled to withdraw funds credited to the Deposit Accounts, and will procure that all funds credited to the Deposit Accounts are transferred to the Master Purchaser Transaction Account in the same Agreed Currency prior to 5.00 p.m. London time each day on which banks are generally open for business in the location of the relevant Deposit Account Bank.
10.5 If any Servicer transfers any amount to a Master Purchaser Transaction Account in accordance with Clause 10.4 and such amount is later proven by that Servicer to the Master Purchaser’s satisfaction to be an amount which is not a Collection, the Master Purchaser agrees that, upon request by that Servicer and at the expense of that Servicer, it will transfer such amount to such bank account as the Servicer may direct.
Notification to Deposit Account Bank
10.6 Each of the Sellers and Servicers acknowledges and agrees that, upon the occurrence of a Cash Control Event which is continuing, the Master Purchaser (and its authorised representatives notified to the Seller(s) in whose name the Deposit Account(s) are held) and the Security Trustee shall have the right to notify any of the Deposit Account Banks of the occurrence of the Cash Control Event and thenceforth exercise their control rights in respect of the Deposit Account in accordance with the terms and subject to the conditions of the relevant Account Control Agreement, and that for this purpose, subject always to the terms of the Master Purchaser Deed of Charge, the Master Purchaser has appointed the Collateral Monitoring Agent to act as its agent for the purpose of notifying any Deposit Account Bank of the occurrence of a Cash Control Event, and after doing so for the purpose of instructing the relevant Deposit Account Bank how to operate the relevant Deposit Account.
11. Records and Accounts
Determination of Collections
11.1 On each Business Day, the Master Servicer will calculate the aggregate amount of Collections denominated in each Agreed Currency received into the Deposit Accounts on the immediately preceding Business Day. After the occurrence of a Cash Control Event which has not been waived by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, the Master Servicer will, if so requested by the Funding Agent, notify such aggregate amount to the Master Purchaser, the Collateral Monitoring Agent and the Funding Agent on the Business Day immediately succeeding the Business Day on which such Collections were received.

Allocation of Collections
11.2 For the purpose of Clause 11.1 where, for any reason, the Master Purchaser has received in cash less than 100 per cent. of the Outstanding Balance of a Purchased Receivable, all amounts collected in respect of that Purchased Receivable shall be applied:
(a)	first to the Discount element;

(b)	secondly to the Purchase Price element.
Operation of Accounts
11.3 If pursuant to Clause 18(o)(i) Visteon Portuguesa Ltd. transfers the Deposit Accounts in its name to the name of the Master Purchaser, the Master Purchaser will grant a power of attorney to Visteon Portuguesa Ltd., in its capacity as Servicer, to operate such Deposit Accounts prior to the occurrence of a Cash Control Event and in accordance with the provisions of this Agreement on terms acceptable to the Master Purchaser, the Security Trustee and the Collateral Monitoring Agent.
12. Calculations
On or before each Reporting Date, the Master Servicer shall calculate the following in respect of the immediately preceding Determination Period:
(a)	with respect to each Seller, and with respect to each Agreed Currency, the aggregate of the Purchase Price paid during such Determination Period and payable on the immediately succeeding Payment Date by the Master Purchaser to that Seller in respect of all Purchased Receivables originated by that Seller during such Determination Period;

(b)	with respect to each Seller, and with respect to each Agreed Currency, the Collections received by the Master Purchaser in respect of all Purchased Receivables originated by that Seller;

(c)	with respect to each Seller, and with respect to each Agreed Currency, the aggregate amount of the Purchased Receivables originated by that Seller which are Ineligible Receivables;

(d)	with respect to each Seller, and with respect to each Agreed Currency, the aggregate amount of the Purchased Receivables originated by that Seller which are Eligible Receivables;

(e)	with respect to the English Seller, and with respect to each Agreed Currency, the aggregate amount of the Assignable Receivables which are Purchased Receivables and the aggregate amount of English Restricted Receivables which are Purchased Receivables held on trust pursuant to the English Restricted Receivables Trust for the benefit of the Master Purchaser;

(f)	NRPB Before Excess Concentrations and Exchange Rate Protection;

(g)	Net Receivables Pool Balance;

(h)	Maximum EUR Available Amount, Maximum GBP Available Amount, and Maximum USD Available Amount;

(i)	EUR Subordinated VLN Required Amount, GBP Subordinated VLN Required Amount, and USD Subordinated VLN Required Amount;

(j)	all other calculations necessary for the proper preparation and delivery of the Servicer Reports or as otherwise required of any Servicer under the Transaction Documents.
13. Application of Funds
Payments into Master Purchaser Transaction Accounts
13.1 The Master Purchaser shall ensure, and shall give all requisite instructions and directions to ensure that all sums received by the Master Purchaser in each Agreed Currency are paid into the relevant Master Purchaser Transaction Account.
Payments from Master Purchaser Transaction Accounts
13.2 The MP Cash Manager will give instructions to the Master Purchaser Transaction Account Bank to make the payments required to be made on each Settlement Date in accordance with the relevant Master Purchaser Priority of Payments.
14. Reports
Master Servicer’s Monthly Reports
14.1 On each Monthly Reporting Date, the Master Servicer shall provide the Master Purchaser, the Funding Agent, the MP Cash Manager, the Collateral Monitoring Agent and (upon request) the Security Trustee with the Master Servicer’s Monthly Report in respect of the immediately preceding Monthly Determination Period and the immediately preceding Determination Period. For the avoidance of doubt, the Master Servicer may provide the Master Servicer’s Monthly Report to the Master Purchaser, the Funding Agent, the MP Cash Manager, the Collateral Monitoring Agent and the Security Trustee by fax or by email.
Contents of each Master Servicer’s Monthly Report
14.2 Each Master Servicer’s Monthly Report shall provide details of the following:
(a)	in respect of each Agreed Currency and each Seller, the amounts collected in respect of the Purchased Receivables during the Determination Period ending on the immediately preceding Determination Date and details of all outstanding Purchased Receivables;

(b)	in respect of each Agreed Currency and each Seller, the aggregate Dilutions during the Determination Period ending on the immediately preceding Determination Date;

(c)	in respect of each Agreed Currency and each Seller, the aggregate of the Outstanding Balance of the Purchased Receivables purchased since the last Determination Date;
(d)	in respect of each Agreed Currency and each Seller, the aggregate of the Outstanding Balance of all Purchased Receivables as at the immediately preceding Determination Date;
(e)	in respect of each Agreed Currency and each Seller, the aggregate of the Outstanding Balance of all Purchased Receivables as at the immediately preceding Determination Date which are identified by the Master Servicer as Eligible Receivables;
(f)	in respect of each Agreed Currency and each Seller, the aggregate of the Outstanding Balance of all Purchased Receivables as at the immediately preceding Determination Date which are identified by the Master Servicer as non-Eligible Receivables;
(g)	in respect of each Agreed Currency and each Seller, Purchased Receivables then outstanding classified according to the following categories: current Receivables; Receivables that are 1-30 days past due; Receivables that are 31 — 60 days past due; Receivables that are 61 — 90 days past due; Receivables that are 91 — 120 days past due; and Receivables that are 121 or more days past due.
Master Servicer’s Semi-Monthly Settlement Reports
14.3 On each Semi-Monthly Reporting Date, the Master Servicer shall provide the Master Purchaser, the Funding Agent, the MP Cash Manager, the Collateral Monitoring Agent and (upon request) the Security Trustee with the Master Servicer’s Semi-Monthly Settlement Report in respect of the immediately preceding Semi-Monthly Determination Period. For the avoidance of doubt, the Master Servicer may provide the Master Servicer’s Semi-Monthly Settlement Report to the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee by fax or by email.
Contents of each Master Servicer’s Semi-Monthly Settlement Report
14.4 Each Master Servicer’s Monthly Report shall provide details (in the form set out in Schedule 6) of the following:
(a)	in respect of each Agreed Currency and each Seller, the aggregate of the Outstanding Balance of the Purchased Receivables;
(b)	in respect of each Agreed Currency and each Seller the amount equal to the aggregate of the Outstanding Balance of Purchased Receivables as on the previous Determination Date, plus the aggregate of the Outstanding Balance of Purchased Receivables purchased since that Determination Date, less the aggregate of the Collections received into a Deposit Account since that Determination Date.

Additional Information
14.5 The Master Servicer shall, within a reasonable period of receiving a request to that effect, provide to the Master Purchaser, the Funding Agent, the MP Cash Manager and the Collateral Monitoring Agent such additional information relevant to the Receivables (including the enforceability, collectability or origination of the Purchased Receivables), the Sellers, the Servicers or the Master Purchaser as the Master Purchaser and/or the Funding Agent and/or the MP Cash Manager and/or the Collateral Monitoring Agent may from time to time reasonably require for the performance of its duties on behalf of Master Purchaser under this Agreement.
15. Purchases
Purchases of Receivables
On each Payment Date the Sellers and the Servicers shall each execute such documents, deeds, agreements, instruments, consents, notices or authorisations and do all such other acts, things or procure the same are done as are required to be done by the Master Purchaser under this Agreement in connection with the assignment of the Assignable Receivables and with the trust over the English Restricted Receivables pursuant to the English Restricted Receivables Trust.
16. Enforcement
16.1 In the event that there is a default or failure to perform by any Obligor then the Servicers will take all reasonable steps to recover all sums due to the Master Purchaser in respect of the Purchased Receivables and shall comply in all material respects with the relevant Seller Credit and Collection Procedures or to the extent that those procedures are not applicable (having regard to the nature of the default or failure to perform in question) take such action as would a prudent creditor operating a business of the manufacture and sale of automotive interiors products in respect of such default or failure to perform. In applying such policies or taking such action in relation to any particular Obligor who is in default, each Servicer may exercise such discretion to deviate therefrom as would be exercised by a reasonably prudent creditor operating a business of the manufacture and sale of automotive interiors products but subject to believing on reasonable grounds that to do so will enhance recovery prospects or minimise loss.
17. Records and Information and Reviews
Maintenance of Records
17.1 Each Seller and each Servicer shall at its expense and at all times maintain, implement and keep accounting, management and administrative information systems, procedures and records which are adequate to generate accurate, complete and reliable statistical information regarding the portfolio of Purchased Receivables. These records and systems shall include an ability to recreate records in the event of their destruction. The information and records shall be adequate to permit the identification on each Purchase Date of each newly Purchased Receivable and the daily identification of the aggregate of all collections of, and any losses in relation to, the Purchased Receivables in each Agreed Currency. Each Seller and each Servicer will at its expense keep books of account and records in relation to the operation of the transactions contemplated in the Transaction Documents and shall provide copies of such accounts and records to the

Master Purchaser, the Security Trustee, the Funding Agent and the Collateral Monitoring Agent and fully co-operate with the Master Purchaser, the Security Trustee, the Funding Agent and the Collateral Monitoring Agent and provide all such other information in relation to the Purchased Receivables and the operation of the transactions set out in the Transaction Documents as the Master Purchaser, the Security Trustee, the Funding Agent or the Collateral Monitoring Agent shall reasonably require in order to prepare interim statements, final accounts and tax returns.
Access to Records
17.2 Each Seller and each Servicer shall, upon reasonable prior notice, provide the Master Purchaser, the Security Trustee, the Collateral Monitoring Agent and/or the Funding Agent (and their duly authorised officers, employees and agents) with access during regular business hours to examine, verify, audit, inspect and make copies of and abstract from all information, systems, records, books and contractual documentation maintained by it or on its behalf, or by or on behalf of any Seller or any other Servicer relating to the portfolios of Purchased Receivables (and including, without limitation, computer tapes and disks), and the Sellers and Servicers shall permit the Master Purchaser, the Security Trustee, the Collateral Monitoring Agent and the Funding Agent (by their duly authorised officers and/or employees, and/or duly appointed representatives, advisers and/or agents) to take such other steps as they from time to time reasonably think fit for the purpose of examining, verifying or obtaining information concerning any of the Purchased Receivables, including, but not limited to, visiting the office and properties of each Seller and/or the Servicer, and the Sellers and Servicers shall take such action as is necessary for them to do so, and to discuss matters relating to the Purchased Receivables with any Seller or Servicer or any of the officers, employees or agents of any Seller or any Servicer who have knowledge of such matters and procure the access and cooperation of the Sellers and Servicers necessary to the foregoing.
Reviews
17.3 The Master Purchaser, the Security Trustee, the Funding Agent or the Collateral Monitoring Agent (as the case may be) will be entitled to appoint independent public accountants or other persons acceptable to the Master Purchaser, the Security Trustee, the Funding Agent or the Collateral Monitoring Agent to prepare and deliver to the Master Purchaser, the Security Trustee, the Funding Agent and the Collateral Monitoring Agent, a written report with respect to the Receivables originated by that Seller and of the Seller’s Credit and Collection Procedures and the servicing thereof on behalf of the Master Purchaser by the relevant Servicer (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Master Purchaser, the Funding Agent, the Security Trustee and/or the Collateral Monitoring Agent. The expense of two periodic Reviews in each calendar year shall be borne by the relevant Seller or Servicer; provided, however, that after the occurrence and during the continuance of an event which, but for notice or lapse of time or both, would constitute a Servicer Default, or after the occurrence and during the continuance of a Potential Event of Termination or an Event of Termination, or there shall occur a material change in the relevant Seller’s Credit and Collection Procedures or in the relevant Servicer’s reporting systems relating to the Receivables or used in the preparation of the Servicer Reports, or data in any Servicer Report is incorrect or the Seller has difficulty providing the data to the relevant Servicer or following an audit report indicating an audit deficiency, the expense of any additional audits, examinations, reports and visits as the Master Purchaser, the Collateral Monitoring Agent or the Security Trustee (as the case may be) shall reasonably deem necessary under the circumstances shall be borne by the relevant Seller or the relevant Servicer, as the case may be.
18. Undertakings of the Servicers
Each Servicer severally undertakes with each of the Master Purchaser, the Funding Agent and the Security Trustee, that, without prejudice to any of its specific obligations under this Agreement as follows:
(a)	it will devote to the performance of its obligations and the exercise of its discretions under this Agreement and its exercise of the rights of the Master Purchaser in respect of contracts and arrangements giving rise to payment obligations in respect of the Purchased Receivables at least the same amount of time and attention and that there is exercised the same level of skill, care and diligence as it would if it were administering receivables in respect of which it held the entire benefit (both legally and beneficially) and, in any event, will devote all due skill, care and diligence to the performance of its obligations and the exercise of its discretions hereunder and will devote all operational resources necessary to fulfil its obligations under this Agreement and the other Transaction Documents to which it is a party;

(b)	it will comply with any proper and lawful directions, orders and instructions which the Master Purchaser, the Security Trustee or the Collateral Monitoring Agent may from time to time give to it in connection with the performance of its obligations under this Agreement, but only to the extent that compliance with those directions does not conflict with any provision of the Transaction Documents, provided that this paragraph 18(b) shall not apply to Visteon Deutschland GmbH;

(c)	it will obtain, make, take and keep in force all authorisations, approvals, consents, licences, exemptions, registrations, recordings, filings, notices, notifications and notarisations and comply with any other legal requirements which may be required in connection with the performance of its functions, duties and obligations under this Agreement and the other Transaction Documents (other than where failure to do so would not have a Material Adverse Effect) and to ensure the validity, legality, or enforceability of its (or the Master Purchaser’s) liabilities and the rights of the Master Purchaser, the Security Trustee and the Funding Agent and it shall perform its obligations under this Agreement and the other Transaction Documents to which it is a party in such a way as to not prejudice the continuation of any such approvals, consents, licences, exemptions, registrations, recordings, filings, or notarisations;

(d)	in servicing the Purchased Receivables and performing its obligations under this Agreement and the other Transaction Documents to which it is a party, it will comply with all requirements of any relevant or applicable law, statutory instrument, regulation, directive, administrative requirement, licence, authorisation or order made by any government, supra national body, state, municipality, district, canton, authority, court, tribunal or arbitral body (other than where failure to do so would not have a Material Adverse Effect);

(e)	it will make all payments required to be made by it pursuant to this Agreement and the other Transaction Documents to which it is a party on their due date for payment under this Agreement or such other Transaction Documents, as the case may be, in the applicable Agreed Currency, for value on such day without set off or counterclaim and (unless required by law to deduct or withhold) without deduction or withholding for any taxes or otherwise;

(f)	it will give to the Master Purchaser, the Security Trustee and the Funding Agent, within three Business Days after written demand by the Master Purchaser or the Funding Agent, a compliance certificate substantially in the form set out in Schedule 5 and signed by two directors of that Servicer to the effect that as at a date not more than seven days before delivering such certificate, to its knowledge, there did not exist any Potential Termination Event, any Termination Event, any Potential Servicer Default or any Servicer Default (or, if such exists or existed, specifying the same) and that during the period from the date of this Agreement to the date of such certificate that Servicer has complied with all its obligations under this Agreement and the other Transaction Documents to which it is a party or (if this is not the case) specifying the respects in which it had not complied;

(g)	it will fully co-operate with the Master Purchaser and provide it with such information and assistance as it shall reasonably require in order to keep all registers and make all returns required by law or by relevant regulatory authorities and it shall fully co-operate with the directors of the Master Purchaser and provide them with such information in relation to the Purchased Receivables and the operation of the transactions contemplated in the Transaction Documents as they shall reasonably require in order to discharge their functions and legal obligations as directors of the Master Purchaser;

(h)	subject to and in accordance with the provisions of this Agreement, it will take all reasonable steps to recover all sums due to the Master Purchaser in respect of the Purchased Receivables;

(i)	it will comply in all material respects with the Seller Credit and Collection Procedures, and, other than in relation to those policies and procedures:
(i)	which are required by law or by any governmental body or regulatory authority; or

(ii)	which would be adopted by a reasonably prudent operator of a business of the sale of interior automotive products; or

(iii)	to which the Collateral Monitoring Agent has given its prior written consent, it will not adopt any additional and/or alternative policies and procedures in place of the Seller Credit and Collection Procedures which are likely adversely to affect the Master Purchaser in relation to the Purchased Receivables and any other rights acquired under this Agreement and the other Transaction Documents. It will, in relation to any additional and/or alternative policies and procedures which are proposed to be adopted in accordance with paragraph (iii) above and which might affect such interests, inform the Master Purchaser and the Collateral Monitoring Agent in writing of any of the same, prior to their adoption, together with an explanation as to why such policies and procedures are proposed to be adopted and why, in its reasonable opinion, such effect is not likely to be adverse to such interests. It shall be entitled to adopt the additional and/or alternative policies and procedures to which the Servicer’s written notification relates unless the Collateral Monitoring Agent has notified it in writing no later than the fifth Business Day after the Collateral Monitoring Agent has received the Servicer’s notification in respect of the additional and/or alternative policies proposed, that in the reasonable opinion of the Collateral Monitoring Agent such effect is likely to be adverse to such interests; and
(j)	it will promptly (and in any event within two Business Days of the date it obtains actual knowledge thereof or ought reasonably to have obtained knowledge thereof) notify the Master Purchaser, the Collateral Monitoring Agent, the Funding Agent and the Security Trustee of the occurrence of a Termination Event, Potential Termination Event, Cash Control Event, Servicer Default or Potential Servicer Default;

(k)	it will promptly (and in any event within two Business Days of the date it obtains actual knowledge thereof or ought reasonably to have obtained knowledge thereof) notify the Master Purchaser, the Collateral Monitoring Agent, the Funding Agent and the Security Trustee if legal proceedings are initiated against it, any Seller or the Master Purchaser which might adversely affect the Seller’s, or the Master Purchaser’s or the Security Trustee’s title to or interest in the Purchased Receivables or any of the other rights acquired under this Agreement;

(l)	it will promptly execute all such further documents, deeds, agreements, instruments, consents, notices or authorisations and do all such further acts and things (or procure the same) as may be necessary at any time or times in the reasonable opinion of the Master Purchaser, the Security Trustee or the Collateral Monitoring Agent to perfect or protect the interests of the Master Purchaser, the Security Trustee or the Collateral Monitoring Agent and to give effect to this Agreement or any of the other Transaction Documents to which it is a party;

(m)	it will not extend, amend or otherwise modify any Purchased Receivable, or amend, modify or waive any provision of the related Contract, except in accordance with the Seller Credit and Collection Procedures, except for any amendment, modification or waiver that would not have a material adverse effect on the collectability, enforceability or validity of such Purchased Receivables or the Related Contract Rights and as otherwise provided in the Transaction Documents;

(n)	it will (i) instruct Obligors to make payments only to Deposit Accounts of the Seller which originated in the relevant Purchased Receivables and in the same Agreed Currency and (ii) deposit, or cause to be deposited, all Collections of Purchased Receivables into the Deposit Accounts of the Seller which originated in the relevant Purchased Receivables and in the same Agreed Currency promptly following receipt. No Collections other than those related to Purchased Receivables, or Receivables purchased by the FCC, will be deposited into Deposit Accounts;

(o)	it will as security for the discharge and performance of all its obligations under this Agreement at any time owed or due to the other parties hereto (i) on or prior to the Funding Date or as soon as possible following the Funding Date, execute a declaration of trust or a pledge, or other form of Encumbrance or commingling risk protection (including but not limited to the transfer of the Deposit Account into the name of the Master Purchaser), over each Deposit Account held in its name and (ii) procure that each of the Deposit Account Banks execute an acknowledgment of the pledge or Encumbrance or other form of commingling risk protection, or an agreement regarding the acknowledgement of the trust, created over the relevant Deposit Accounts held with the relevant Deposit Account Bank, or novation of the account agreement with the relevant Deposit Account Bank, and in the law of such pledge, trust or Encumbrance each such pledge, trust or Encumbrance (as the case may be) is perfected and acknowledged in writing by the relevant Deposit Account Bank in each case by no later than the date falling 60 days after the Closing Date, in such form as the Collateral Monitoring Agent may require; in the event that and so long as the Servicer fails to create such pledge, trust or Encumbrances in respect of any Deposit Account, or to deliver to the Master Purchaser the relevant acknowledgment, agreement or novation agreement with respect to any Deposit Account, or the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee have not received opinions of counsel in form and substance reasonably satisfactory to them in respect of the pledge, trust or Encumbrance over the Deposit Account, the Receivables originated by the Seller in whose name such Deposit Account is held shall not be Eligible Receivables from the first Determination Date occurring on or following the date falling 60 days after the Closing Date until the Determination Date immediately following the date on which the relevant trust or Encumbrance is created and is acknowledged by the relevant Deposit Account Bank to the satisfaction of the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, and such satisfactory opinion is obtained (at which point a Purchased Receivable originated by that Seller may be an Eligible Receivable subject to satisfaction of the Eligibility Criteria on its Purchase Date);

(p)	it will as security for the discharge and performance of its obligations to the FCC under the FCC Documents, (i) on or prior to the French Programme Commencement Date or as soon as possible following the French Programme Commencement Date, execute a compte d’affectation specialisé agreement, pledge, trust, or other form of Encumbrance or commingling risk protection, over each Deposit Account held in its name and which are dedicated to Collections arising on Receivables purchased by the FCC and (ii) procure that each of the Deposit Account Banks execute an acknowledgment of the pledge or Encumbrance, or an agreement regarding the acknowledgement of the trust, created over the relevant French Receivables Deposit Accounts held with the relevant Deposit Account Bank, or novation of the account agreement with the relevant Deposit Account Bank, and in the law of such pledge, trust or Encumbrance each such pledge, trust or Encumbrance (as the case may be) is perfected and acknowledged in writing by the relevant Deposit Account Bank in each case by no later than the date falling 60 days after the French Programme Commencement Date, in such form as the Collateral Monitoring Agent may require; in the event that and so long as the Servicer fails to create such compte d’affectation specialisé agreement, pledge, trust or Encumbrances or to deliver to the FCC the relevant acknowledgements with respect to any Deposit Account, and the FCC, the Master Purchaser and the Security Trustee shall not have received opinions of counsel in form and substance reasonably satisfactory to them in respect of the trusts or Encumbrances over the Deposit Account, the Receivables originated by the Seller in whose name such Deposit Account is held shall not be Eligible Receivables from the first Determination Date on or following the date falling 60 days after the French Programme Commencement Date until the Determination Date immediately following the date on which the relevant trust or Encumbrance is created and is acknowledged by the relevant Deposit Account Bank to the satisfaction of the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, and such satisfactory opinion is obtained (at which point a Receivable originated by that Seller may be an Eligible Receivable subject to satisfaction of the Eligibility Criteria on the relevant Purchase Date);
(q)	with respect to each Receivable, it will promptly upon that Receivable coming into existence, determine whether it is an Eligible Receivable or a non-Eligible Receivable.
19. Sub Contracts
Appointment of Sub-agents
19.1 No Servicer may without the prior written consent of the Collateral Monitoring Agent and the Security Trustee appoint any person as its sub-agent, sub-contractor or representative to carry out all or any material part of the services to be provided by it under this Agreement.
Liability of Servicer
19.2 Any appointment as referred to in this Clause 19 shall not in any way relieve the appointing Servicer from its obligations under this Agreement, for which it shall continue to be liable as if no such appointment had been made and any failure by any sub-agent, sub-contractor or representative of that Servicer to perform the services expressed to be performed by the Servicer hereunder shall be treated as a breach of this Agreement by the Servicer.
No Liability to Agents
19.3 The Master Purchaser, the Funding Agent, Collateral Monitoring Agent and the Security Trustee shall not have any liability to any sub-agent, sub-contractor or representative of any Servicer or any other person appointed pursuant to 19.1 whatsoever in respect of any cost, claim, charge, fees, loss, liability, damage or expense suffered or incurred by any sub agent, sub contractor or representative of any Servicer, or any such person in connection with this Agreement.
20. Liability of Servicer
Exclusion of Liability
20.1 The Servicers shall have no liability for the obligations of any Obligor and nothing in this Agreement or any other agreement or document executed pursuant to or in connection with the Transaction Documents shall constitute a guarantee, or similar obligation, by the any Servicer (in its capacity as servicer) of the performance by any person owing any payment obligation in respect of a Purchased Receivable.
Indemnity
20.2 The Sellers and the Servicers shall provide indemnities in accordance with clauses 7 and 9 of the Framework Deed.
21. Servicing Fee
Calculation of Servicing Fee
21.1 The Master Servicer shall, subject to the provisions of this Agreement, in respect of each Monthly Determination Period be entitled to a Servicing Fee from the Master Purchaser (inclusive of value added tax, sales tax, purchase tax or any other, similar taxes or duties) payable monthly in arrear on each Monthly Settlement Date in EUR out of the Collections and calculated on each Determination Date in an amount equal to:
(a)	if the Parent or an affiliate of the Parent is acting as Master Servicer under this Agreement, 0.25 per cent per annum based on the aggregate of the EUR Equivalent of the Outstanding Balances of all Purchased Receivables other than German Receivables as at the Monthly Determination Date on which the relevant Monthly Determination Period ends; and

(b)	if a party not affiliated to the Parent is acting as Master Servicer under this Agreement, such other percentage fee per annum based on the daily Outstanding Balance of all Purchased Receivables other than German Receivables as may be agreed upon by the Collateral Monitoring Agent, the Master Purchaser and such party, provided that such fee shall not in any circumstances exceed 110% of such Master Servicer’s costs and expenses in administering and collecting the Purchased Receivables other than German Receivables.
21.2 The Master Servicer shall not be entitled to reimbursement of any cost, claim, liability or expense incurred or suffered by it in the performance of its obligations under this Agreement save to the extent expressly set out in this Agreement.
21.3 Each of the Sub-Servicers acknowledges that it shall not be entitled to receive any fee from the Master Purchaser for the performance of any of the duties delegated to it (as Sub-Servicer) under this Agreement but shall look solely to the Master Servicer for payment of any fees due to it in consideration for the provision of such services.
22. Termination of Appointment
Termination by Master Purchaser
22.1 If a Servicer Default has occurred and has not been waived by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, then the Master Purchaser may, (and shall, if so directed by the Security Trustee or the Funding Agent) at once or at any time, by notice in writing to the relevant Servicer terminate the appointment (or in the case of a Sub-Servicer, delegated appointment) of that Servicer under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice. If a successor Servicer has been appointed in accordance with Clause 22.6 within the applicable cure period, then the related Potential Servicer Default shall be deemed to have been cured. Upon any termination of the appointment of the Master Servicer pursuant to this Clause 22.1, the appointment of any Sub-Servicer will immediately be terminated.
Notification of Obligors
22.2 Upon the occurrence of a Termination Event which has not been waived by the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee, the Master Purchaser, the Collateral Monitoring Agent and/or the Security Trustee may, at their own discretion, notify or require the Master Servicer to notify (or to procure that any or all Sub-Servicers notify) the Obligors that all Collections must be paid into the Master Purchaser Transaction Accounts.
Agency to Terminate
22.3 On and after termination of the appointment of a Servicer all authority and power of the Servicer under this Agreement shall be terminated and of no further effect and the Servicer shall no longer hold itself out in any way as the agent of the Master Purchaser.
Redelivery of Records
22.4 Upon termination of the appointment of a Servicer, that Servicer shall promptly deliver or make available to or, if so requested by the Funding Agent, shall within 7 Business Days of such termination deliver to (and in the meantime shall hold as fiduciary agent of) the Funding Agent or as it shall direct all contract records, books of account, papers, records, registers, computer tapes and discs (and any duplicates thereof), statements, correspondence and documents in its possession or under its control or available to it and relating to the Purchased Receivables and/or the affairs of the Master Purchaser or belonging to the Master Purchaser including all original contracts and the Transaction Documents in its possession, any moneys then held by any Servicer (including moneys held by any Sub-Servicer on behalf of the Master Servicer) on behalf of the Master Purchaser and any other assets of the Master Purchaser and shall take such further action as the Master Purchaser or the Funding Agent may reasonably direct.
Confirmation of Certain Provisions
22.5 Any provision of this Agreement which is stated to continue after termination of this Agreement shall remain in full force and effect notwithstanding termination.
Successor Servicer
22.6 It is hereby declared that neither the Master Purchaser, the Security Trustee nor the Collateral Monitoring Agent shall be under any obligation to act as or to appoint a substitute Servicer or a successor Servicer and shall be under no liability for not so acting or appointing.
22.7 Upon the occurrence and during the continuation of a Servicer Default, the Collateral Monitoring Agent shall have the right to designate a new person as the successor Servicer. The successor Servicer may be the Collateral Monitoring Agent, the Funding Agent or any of its respective Affiliates; provided that if the Collateral Monitoring Agent, the Funding Agent or any of its Affiliates does not accept its designation as the successor Servicer, the Collateral Monitoring Agent or the Funding

Agent will provide the Parent with a list of four potential successor Servicers, which the Parent will review and from such list, the Parent shall approve a successor Servicer; provided further that if the Parent does not consent to any of such four proposed successor Servicers within three Business Days of the Collateral Monitoring Agent or the Funding Agent providing the Parent with the proposal, the Collateral Monitoring Agent shall have the right to designate any of such proposed successors as Master Servicer.
22.8 The Master Purchaser agrees that if the Master Servicer’s appointment is terminated in accordance with Clause 22.1 and no successor Master Servicer has been appointed in accordance with Clause 22.7, the Master Purchaser shall use all reasonable efforts to appoint another servicer in substitution of the Master Servicer. In addition, the Master Purchaser agrees with the Collateral Monitoring Agent that the Master Purchaser will comply with all reasonable directions given by the Collateral Monitoring Agent in relation to the appointment of any substitute Master Servicer.
Expiry
22.9 If not otherwise terminated, this Agreement shall terminate at the later of (i) such time following the Securitisation Availability Period when the Master Purchaser has no further interest in relation to any Purchased Receivable and (ii) the Final Discharge Date.
Survival of Rights and Obligations
22.10 With effect from the date of termination of this Agreement, the rights and obligations of the Servicers under this Agreement shall cease but such termination shall be without prejudice to (a) any liabilities of the Servicers to the Master Purchaser incurred before the date of termination, and (b) any liabilities of the Master Purchaser incurred to any of the Servicers before the date of termination, provided that the Master Servicer shall have no right to withhold or set-off any amounts due to it under this Agreement against any amounts held by it on behalf of the Master Purchaser.
Fees
22.11 On termination of the appointment of the Master Servicer, it shall be entitled to receive all fees and other moneys accrued up to the date of termination but shall not be entitled to any other or further compensation. Such moneys so receivable by the Master Servicer shall be paid by the Master Purchaser on the dates on which they would otherwise have been payable under this Agreement subject always to the provisions of this Agreement and the other Transaction Documents. For the avoidance of doubt, such termination shall not affect the rights of the Master Servicer to receive payment of all amounts due to it from the Master Purchaser other than under this Agreement.
Security Trustee’s Powers
22.12 In the event of the security constituted by the Master Purchaser Deed of Charge becoming enforceable, the Security Trustee shall be entitled to exercise any right or power of the Funding Agent and the Collateral Monitoring Agent under this Clause 22.

SECTION IV — GENERAL
23. Further Provisions
Rectification
23.1 In the event that any amount paid pursuant to this Agreement shall be determined (after consultation between the parties in good faith) to have been incorrect, the parties hereto shall consult in good faith in order to agree upon an appropriate method for rectifying such error so that the amounts received by all relevant parties are those which they would have received if no such error had been made.
Notification of Judgment Creditors of the Servicer
23.2 The Master Servicer undertakes that it shall, immediately upon it becoming aware of the same, notify the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee in the event that (i) any person shall have obtained judgment against the Master Servicer or any Sub-Servicer in any proceedings before any court, arbitration or administrative or other body or tribunal for an amount (or amounts) equal to or greater than USD2,500,000 (or its equivalent in any other currency) and/or (ii) any person shall have applied to a court for an order over or against any Purchased Receivable, any proceeds of or interests in any Purchased Receivable or any of the Deposit Accounts and in this event, the Master Servicer shall advise the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee of the need to verify that the interests of the Master Purchaser in the Purchased Receivables is known by the courts, arbitration board, or administrative or other body or tribunal. The Master Servicer further undertakes that it shall supply to the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee all such information as any of them may reasonably request in connection with the hearing of such application to enable all or any of them to intervene in such hearing.
No Enquiries
23.3 The Master Servicer acknowledges that none of the Master Purchaser, the Funding Agent, the Security Trustee or the Collateral Monitoring Agent will, prior to the completion of the sale and purchase of any Receivable under this Agreement, make any enquiries of or in respect of any person who owes payment or other obligations in respect of a Receivable and/or as to the creditworthiness of any such person and/or any Receivable and/or the sums receivable under or stated to be receivable under any contract or arrangement relating to a Receivable.
Limited Recourse, Subordination of Servicer’s Rights and non Petition Undertaking
23.4 Notwithstanding anything to the contrary in this Agreement, all payments to be made by the Master Purchaser under this Agreement shall be made by the Master Purchaser solely from funds in an Agreed Currency credited to the relevant Master Purchaser Collection Account which the Master Purchaser is entitled to apply in accordance with the relevant Master Purchaser Priority of Payments and the Master Purchaser shall have no obligation to make any such payment except to the extent of such funds which the Master Purchaser is so entitled to apply.

23.5 Each party to this Agreement (other than the Master Purchaser and the Security Trustee) agrees, notwithstanding any other provision of this Agreement, or the winding up of the Master Purchaser, that such party will not take any corporate action or other steps or legal proceedings for the winding up, dissolution or reorganisation or examination or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, examiner, sequestrator or similar officer of the Master Purchaser or of any or all of the revenues and assets of the Master Purchaser nor participate in any ex part proceedings nor seek to enforce any judgment against the Master Purchaser until two years and one day has elapsed following the Final Discharge Date.
Further Assurance
23.6 Each party to this Agreement (other than the Master Purchaser and the Security Trustee) agrees that from time to time it will, at its own cost, promptly execute and deliver all instruments and documents, and take all further action as the Master Purchaser or the Security Trustee may reasonably request in order to perfect, protect or more fully evidence the Master Purchaser’s interest in the Purchased Receivables including without limitation any Related Contract Rights and any Related Security and any proceeds thereof without, however, giving notice to the Obligors (except in the circumstances contemplated in Clause 5.1 or Clause 5.2).
Enforcement
23.7 Each Seller hereby irrevocably consents to the Master Purchaser (or the Funding Agent on its behalf) or the Security Trustee at any time after the occurrence of a Termination Event, for its own benefit commencing proceedings in the name of that Seller in respect of any of the Purchased Receivables.
Payment to the Seller’s Accounts
23.8 Whenever any amount is due, owing or payable to any Seller under or in connection with this Agreement, payment of such sum in cleared funds in the appropriate Agreed Currency into the relevant Seller Account shall constitute a complete discharge of the Master Purchaser’s obligation to pay such amounts.
Appropriation of Payments
23.9 If a person owing a payment obligation in respect of a Purchased Receivable makes a general payment to a Seller on account both of a Purchased Receivable which the Master Purchaser has purchased or agreed to purchase and of any other moneys due for any reason whatsoever to that Seller and makes no apportionment between them then such payment shall be treated as though the person had appropriated it first to the Purchased Receivable which the Master Purchaser has purchased or agreed to purchase and the proceeds of or comprised in such payment up to the full amount due or to become due in respect of the Purchased Receivable shall accordingly be the property of the Master Purchaser and the Seller shall immediately and without deduction transfer that amount in accordance with Clause 10.3 (Payment of Collections) and shall in the meantime hold such moneys as fiduciary agent for the Master Purchaser.

Security Trustee
23.10 The Security Trustee (for itself and in its capacity as security trustee under the Master Purchaser Deed of Charge) has agreed to become a party to this Agreement in order to receive the benefit of the warranties, covenants, undertakings and indemnities expressed in its favour, for agreeing amendments to this Agreement and for the better preservation and enforcement of the Security Trustee’s rights under the Master Purchaser Deed of Charge. However, the Security Trustee shall not assume or incur any obligation or liability whatsoever to the other parties hereto by virtue of the provisions contained in this Agreement.
24. Governing Law and Jurisdiction
24.1 This Deed shall be governed by, and construed in accordance with, the laws of England, except for each Spanish Transfer Deed, which shall be governed by the laws of Spain, and except for each German Law Transfer Agreement, which shall be governed by the laws of Germany.
24.2 All the parties agree that the courts of England are (subject to 24.3 and 24.4 below) to have exclusive jurisdiction to settle any dispute (including claims for set off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English courts, except in respect of any dispute regarding a Purchased Receivable assigned by a German Law Transfer Agreement or a Spanish Transfer Deed, in which case the courts of Germany and Spain respectively shall have exclusive jurisdiction and for such purposes the parties irrevocably submit to the jurisdiction of such courts.
24.3 The agreement contained in clause 24.2 above is included for the benefit of the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent, the MP Cash Manager and the Security Trustee. Accordingly, notwithstanding the exclusive agreement in clause 24.2 above, each of the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent, the MP Cash Manager and the Security Trustee shall retain the right to bring proceedings against the other parties in any other court which has jurisdiction by virtue of Council Regulation EC No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, the Convention on Jurisdiction and the Enforcement of Judgments signed on 27 September 1968 (as from time to time amended and extended) or the Convention on Jurisdiction and Enforcement of Judgments signed on 16 September 1988 (as in each case from time to time amended and extended).
24.4 Each of the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent, the MP Cash Manager and the Security Trustee may in its absolute discretion, take proceedings in the Courts of any other country which may have jurisdiction including the Courts of the State of New York to whose jurisdiction each of the Parent, Sellers and Servicers irrevocably submits.
24.5 Each of the Parent, Sellers and Servicers irrevocably waives any objections to the jurisdiction of any Court referred to in this clause.

24.6 Each of the Parent, Sellers and Servicers irrevocably agrees that a judgment or order of any Court referred to in this clause in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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In witness of which this Deed has been executed and delivered as a deed by the parties to it on the date above mentioned.

The Parent

EXECUTED and DELIVERED as a DEED
by VISTEON CORPORATION a company
incorporated in the State of Delaware
acting by Brain P. Casey
being a person who, in accordance with the
laws of that territory, is acting under the
authority of the company
	) ) ) ) ) ) )	BRIAN P. CASEY
Witness: JOHN GALLAGHER
Name: John Gallagher

Address:	1850 N. Mildred St., Dearborn, MI 48128

The Sellers and Servicers

EXECUTED and DELIVERED as a DEED by Victoria Cutter as duly authorised attorney for and on behalf of by VISTEON UK LIMITED in the presence of:	) ) ) ) ) )	VICTORIA CUTTER
Witness: RYAN TRANTER
Name: Ryan Tranter

Address:	65 Fleet Street, London EC4Y 1HS

EXECUTED and DELIVERED as a
DEED by VISTEON DEUTSCHLAND GMBH
a company incorporated in Germany
by Victoria Cutter
being a person who in accordance with
the laws of that territory, is acting under
the authority of the company
) ) ) ) ) ) )	VICTORIA CUTTER

EXECUTED and DELIVERED as a
DEED by VISTEON SISTEMAS
INTERIORES ESPANA S.L.
a company incorporated in Spain
by Victoria Cutter
being a person who in accordance with
the laws of that territory, is acting under
the authority of the company
) ) ) ) ) ) ) )	VICTORIA CUTTER
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

EXECUTED and DELIVERED as a
DEED by CADIZ ELECTRONICA S.A.
a company incorporated in Spain
by Victoria Cutter
being a person who in accordance with
the laws of that territory, is acting under
the authority of the company
) ) ) ) ) ) )	VICTORIA CUTTER
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

EXECUTED and DELIVERED as a
DEED by
VISTEON PORTUGUESA LTD.
a company incorporated in Bermuda
by Victoria Cutter
being a person who in accordance with
the laws of that territory, is acting under
the authority of the company
) ) ) ) ) ) ) )	VICTORIA CUTTER
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

The Master Purchaser and the Issuer

SIGNED, SEALED and DELIVERED as a
DEED by VISTEON FINANCIAL
CENTRE P.L.C. a company incorporated in
Ireland, acting by
Mark Filer
being a person who, in accordance with the
laws of that territory, is acting under the
authority of the company
	) ) ) ) ) ) ) )	MARK FILER
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

The Funding Agent

EXECUTED and DELIVERED as a DEED by Marie Victoria Tacardon as duly authorised attorney for and on behalf of CITIBANK INTERNATIONAL PLC in the presence of	) ) ) ) ) )	MARIE VICTORIA TACARDON
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

The Collateral Monitoring Agent

EXECUTED and DELIVERED as a DEED
by CITICORP USA, INC., a company
incorporated under the laws of Delaware,
acting by
Marie Victoria Tacardon
being a person who, in accordance with the
laws of that territory, is acting under the
authority of the company
	) ) ) ) ) ) )	MARIE VICTORIA TACARDON
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

The Security Trustee

EXECUTED and DELIVERED as a DEED under the COMMON SEAL of THE LAW DEBENTURE TRUST CORPORATION P.L.C. in the presence of:	) ) ) )	SEAL
Director: JULIAN MASON JEBB
Authorised Signatory: BILL ROWLAND

The MP Cash Manager

EXECUTED and DELIVERED as a DEED
by CITIBANK, N.A. a national banking
association organised under the banking laws
of the United States of America, acting by
Robin Ward
being a person who, in accordance with the
laws of that territory, is acting under the
authority of the company
	) ) ) ) ) ) ) )	ROBIN WARD
Witness: RYAN TRANTER
Name: Ryan Tranter
Address: 65 Fleet St., London EC4Y 1HS

SCHEDULE 1
SELLERS AND SERVICERS

Address
	Jurisdiction of	(Principal Place of Business/Chief
Seller	Incorporation	Executive Office)
Visteon UK Limited	England	Endeavour Drive, Basildon, Essex SS14
3WF, England

Visteon Deutschland GmbH	Germany	Visteon Strasse 4—10, 50170 Kerpen,
Germany

Visteon Sistemas	Spain	VICA/dentro de Nissan Motor 16,
Interiores Espana S.L.,		Zona Franca, Sector — B, C/3, n
08040 Barcelona,
Spain

Cadiz Electronica S.A.	Spain	Carretera Comarcal El Puerto Sanlucar 602,
Km8
Apartado de Correos 200,
11500 El Puerto de Santa Maria,
Spain

Visteon Portuguesa Limited	Bermuda	Estrada Nacional No. 252—Km 12,
Parque Industrial das Carrascas,
2951—503 Palmela,
Portugal

SCHEDULE 2
Part A
Representations and Warranties of the Sellers and Servicers and Parent
(a)	Status: it is duly incorporated with limited liability and validly existing under the laws of its jurisdiction of incorporation and is duly qualified to do business (unless the failure to so qualify would not have a Material Adverse Effect) in every jurisdiction where the nature of its business requires it to be so qualified;
(b)	Capacity and authorisation: the execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party and any other documents to be delivered by it hereunder (i) are within its corporate powers, (ii) have been duly authorised by all necessary corporate action, (iii) do not contravene (a) its articles of association, (b) any law, rule or regulation applicable to it, (c) any contractual restriction binding on or affecting it or its property (unless such contravention would not have a Material Adverse Affect) or (d) any order, writ, judgement, award, injunction or decree binding on or affecting it or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties other than with respect to any Account Control Agreement or other Seller Permitted Encumbrance; and it has duly executed and delivered this Agreement and each other Transaction Document to which it is a party;
(c)	Consents: no authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or any other document to be delivered by it hereunder, except for filings of the Security Trustee’s security interests and related actions;
(d)	Legal Validity: this Agreement and any other Transaction Document to which it is a party constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally;
(e)	Reports: all Monthly Servicer Reports, other reports, information (written and, to the extent provided by a Designated Person, oral), exhibits, financial statement, document, books, records or report furnished or to be furnished at any time by it or on its behalf to the Master Purchaser, Security Trustee, Funding Agent or Collateral Monitoring Agent, before or after the Funding Date, in connection with this Agreement or any other Transaction Document (including its negotiation) is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Master Purchaser, the Security Trustee, the Funding Agent or Collateral Monitoring Agent as the case may be, at such time) as of the date so furnished (or, if applicable, as of a date certain specified in such report), and no such document contains or will contain any untrue statements of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading and it is not aware of any fact, information or circumstance the omission of which from such information or reports would reasonably and materially affect an assessment of the rights being acquired in relation to any Receivables, the enforceability or collectability of the Receivables or the transactions and arrangements contemplated by the Transaction Documents;
(f)	No Default: no event has occurred which constitutes, or which with the giving of notice or the lapse of time or the making of a relevant determination, or some combination of such criteria, would constitute, a contravention of, or default under, any such law, statute, decree rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which it or any of its assets is bound or affected, being a contravention or default which could reasonably be expected to have a Material Adverse Effect;
(g)	Tax Liabilities: (i) all material and necessary returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in default in the payment of any Taxes, and, (ii) to its knowledge, no material claim is being asserted with respect to Taxes which is not disclosed in its most recent financial statements, except any such Taxes, assessments or governmental charges that are being contested in good faith;
(h)	Accounts: its most recently delivered audited consolidated financial statements (including the income statement and balance sheet) have been prepared on a basis consistently applied in accordance with the relevant accounting standards except as disclosed otherwise and present fairly (in the case of unaudited financial statements) its financial condition at that date;
(i)	No Material Adverse Change: since its most recent audited financial statements, there has been no material adverse change and no event or occurrence has occurred which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Parent and its subsidiaries, taken as a whole, since June 30, 2006, (ii) the ability of the Parent and its subsidiaries to perform their respective obligations under the Transaction Documents or (iii) the ability of the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent, the Security Trustee or the Lenders to enforce the Transaction Documents (subject to any limitations on enforcement described in the legal opinions to be delivered at Closing in form and substance satisfactory to the Funding Agent and the Collateral Monitoring Agent);
(j)	No Security: there is no Encumbrance over or in relation to any of its Deposit Accounts (or the proceeds of or any interest in such accounts) other than an Account Control Agreement and it is not a party to nor are any of the Deposit Accounts bound by any order, agreement or instrument under which it is or in certain events may be required to create, assume or permit to arise any Encumbrance other than an Account Control Agreement over or in relation to the Deposit Accounts;
(k)	Solvency: it is solvent and able and expects to be able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of the entry into and performance of this Agreement, any sale of Receivables or any other obligation or transaction contemplated in the Transaction Documents;
(l)	No Termination Event: no Termination Event has occurred that has not been waived in writing by the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee;
(m)	Potential Termination Event: no Potential Termination Event has occurred and is continuing;
(n)	No Servicer Default: no Servicer Default has occurred that has not been waived in writing by the Master Purchaser, the Funding Agent, the Collateral Monitoring Agent and the Security Trustee;
(o)	Potential Servicer Default: no Potential Servicer Default has occurred and is continuing in relation to it;
(p)	Cash Control Event: no Cash Control Event has occurred and is continuing;
(q)	Suspect period:
(i)	the transactions undertaken by it as described in the Transaction Documents (including the assignment and purchase of Receivables or in the case of Receivables which are English Restricted Receivables, the sale and purchase of an interest in the English Restricted Receivables Trust in respect thereof) are transactions at an arm’s length consideration and will not be transactions at an undervalue within the meaning of the insolvency laws of its jurisdiction of incorporation and, in case of the Portuguese Seller, also the laws of the Portuguese Republic;

(ii)	in entering into the transactions as described in the Transaction Documents, it is acting without the intent to defraud its creditors within the meaning of the insolvency laws of its jurisdiction of incorporation and, in case of the Portuguese Seller, also the laws of the Portuguese Republic;

(iii)	in entering into the transactions as described in the Transaction Documents, its purpose was not to put assets beyond the reach of a person who is making, or may at some future time make, a claim against it or of otherwise prejudicing the interests of such a person in relation to the claim which he is making or may make; and

(iv)	it is entering into the transactions as described in the Transaction Documents (including all obligations to be assumed by it in connection therewith) in good faith and for the purpose of carrying on its business.
(r)	Information: All information, written and (to the extent it has been provided by a Designated Person) oral, including any periodic periods (such as the Servicer’s Monthly Report) supplied before of after the Funding Date by the Parent or any Seller or any Servicer (and in particular as for the latter, its financial statements) is accurate in all material respects, and none of the written information and reports furnished by it or the Parent in connection with the negotiation and entry into of the transactions envisaged by the Transaction Documents is inaccurate in any material respect, or contains any material misstatement of fact or, to its knowledge, omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading;
(s)	No Litigation: no actual, pending or (to the best of its knowledge) threatened investigation, proceedings or litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise in relation to the validity of the Agreement in any of the Transaction Documents or the transactions thereunder and which, if adversely determined will have a material adverse effect on its ability to perform its obligations under the terms of the relevant Transaction Documents exists at the present time;
(t)	Licences: it has all necessary licences for carrying on its business (save where failure to have a license would not have a Material Adverse Effect), for the enforcement and collection of the Receivables and the performance of its obligations under the Transaction Documents;
(u)	Financial statements: the most recently prepared and audited financial statements of the Seller do not contain any qualifications in the related audit report;
(v)	Deposit Accounts: the information contained in Table 1 of Part A of Schedule 8 to the Framework Deed is complete and accurate;
(w)	Corporate Information: the information contained in Schedule 1 as to the chief executive office, and jurisdiction of organization, together with any other necessary information requested by the Funding Agent to identify all locations where lien filings must be made, is complete and accurate.
Part B
Representations and Warranties relating to the Purchased Receivables
(a)	Ownership of Purchased Receivables: Each Purchased Receivable is free and clear of any Encumbrance and the Seller of that Receivable is, immediately prior to the Purchase Date, the sole and absolute legal and beneficial owner of the Purchased Receivable and the Related Security and (i) if the Purchased Receivable is an Assignable Receivable, is entitled to sell and assign and is selling and assigning it to the Master Purchaser free from any Encumbrance or adverse claim, and (ii) if the Purchased Receivables is an English Restricted Receivable, the English Seller is entitled to declare and create a trust of the benefit of such English Restricted Receivable for the benefit of the Master Purchaser free from any Encumbrance or adverse claim;
(b)	Transfer and Good Title: in relation to each Purchased Receivable, (i) the information and statements of any kind supplied or to be supplied by the Seller to the Master Purchaser as evidence of or relating to the Purchased Receivable are true, accurate, correct, complete and not misleading; (ii) on completion of the sale of, or declaration or creation of trust over (as the case may be) the Purchased Receivable in accordance with the Master Receivables Purchase Agreement, the Master Purchaser will obtain good and marketable beneficial title thereto, or a good and marketable beneficial interest in the trust of the benefit thereof (as the case may be) and will have beneficial title in and to such Purchased Receivable or a beneficial interest in the trust of the benefit of such Purchased Receivable; and (iii) there are no legal, regulatory or contractual restrictions or binding personal obligations which prevent the sale and assignment of, or in relation to an English Restricted Receivable, the declaration of trust over, the Purchased Receivable to or in favour of the Master Purchaser;
(c)	Status of Contracts: all services or products to be supplied under the Contract under which the Purchased Receivable arises on or prior to the Purchase Date have been delivered, dispatched or supplied to the relevant Obligor and all the requirements of the Contract required to be complied with by the relevant Seller have been or will be complied with in full and all other terms and conditions upon which the payment of the Purchased Receivable may be dependent have been fulfilled. There is no fact, circumstance, act, omission or state of affairs which could constitute a breach of any warranty, term or condition of the Contract or which would permit the Obligor or any other person to reject the services or products delivered (or to be delivered) under the Contract or which would provide any Obligor with any reason, justification, excuse or defence of any kind for not making timely payment in full of the whole amount due in respect of the Purchased Receivable;
(d)	Valid and Binding: the Contract under which the Purchased Receivable arises and the Purchased Receivable (including all Contract Rights and Related Security and associated rights) (i) are duly authorised by the Seller and, to the best knowledge of the Seller, each other party thereto; (ii) are legally valid and binding obligations of each Obligor and, to the best knowledge of the Seller each other relevant party thereto which are and will be enforceable against such parties in accordance with their terms and, such Contract complies with all statutory and other requirements for their validity. None of the Parent, any Seller or any Servicer is aware of any fact, circumstance, act, omission or state of affairs which could constitute a breach of any warranty, term or condition of the Contract or which would permit the Obligor or any other person to reject the services or products delivered (or to be delivered) under the Contract or which would provide any Obligor (or any other person who is liable to make a payment in respect of the Purchased Receivable) with any reason, justification, excuse or defence of any kind for not making timely payment in full of the whole amount due in respect of the Purchased Receivable;
(e)	No Variation or Amendment: there has been no variation, amendment, modification, waiver or extension of time of any kind in respect of the original terms of the Contract under which the Purchased Receivable arises which in any material way adversely affects the terms of the Purchased Receivable, or its enforceability or collectability;
(f)	No Violation: the Seller which originated the Receivable has not and, so far as it is aware no other party to the Contract has contravened any such law, rule, regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon any of them, in each case which in any way adversely affects the enforceability or collectability of the Purchased Receivable;
(g)	Seller Credit and Collection Procedures: (i) each Seller has complied with the Seller Credit and Collection Procedures in entering into the Contract under which the Purchased Receivable arises and in relation to the administration of each such Purchased Receivable to the date on which it is purchased hereunder (which criteria have been consistently applied in the management of the business of the relevant Seller); and (ii) each Seller has taken steps to require that each relevant Obligor makes payment of each Purchased Receivable to one of the Deposit Accounts;
(h)	Data Protection: the disclosure of information relating to the Obligor of each Purchased Receivable as contemplated by, and for the purposes envisaged by, this Agreement and the Servicing Agreement after the Funding Date is not contrary to data protection laws in any Eligible Country;
(i)	No Termination or Defence: the Contract under which the Purchased Receivable arises has not been terminated or frustrated and no event has occurred which would make the Contract subject to force majeure or any right of rescission; and there is no right or entitlement of any kind for the non-payment of the amounts under each Purchased Receivable when due;
(j)	Set-off: there is not and the Seller is not aware of any circumstances which would give rise to any credit note, discount, allowance or reverse invoice which has been made or granted to any Obligor in relation to the same or any other transaction which remains outstanding, unless such credit note, discount, allowance or reverse invoice is reflected in the Purchased Receivable when sold and in its Purchase Price;
(k)	Fraud or Dispute: the Contract under which the Purchased Receivable arises (i) has not been entered into fraudulently by the Obligor in respect thereof (ii) has not been passed to the claims or legal department or referred to external lawyers other than in respect of the issue by the Seller of letters demanding payment which are issued in the ordinary course of business or, (iii) is not subject to any dispute or any other claim of any third party (other than the Master Purchaser);
(l)	Misrepresentation, Duress: the Contract under which the Purchased Receivable arises was not entered into as a consequence of any conduct constituting fraud, misrepresentation, duress or undue influence by the Seller, its directors, officers, employees or agents or by any other person acting on behalf of the Seller;
(m)	Sellers’ Records: each Seller has maintained records relating to each relevant Purchased Receivable which are accurate and complete in all material respects and which are adequate so as to enable such Purchased Receivable to be enforced against the relevant Obligor and such records are held by or to the order of that Seller;
(n)	Eligible Receivables: all Receivables are characterised in the systems of the Sellers and the Servicers and in written information provided to the Master Purchaser, the Security Trustee, the Collateral Monitoring Agent and the Funding Agent as Eligible Receivables satisfy the Eligibility Criteria and are properly included in the calculation of the Net Receivables Pool Balance in the written information provided to the Funding Agent;
(o)	No Taxes:
(i)	the Purchased Receivables are not subject to any withholding taxes and are assignable free and clear of any VAT, sales taxes, withholding taxes, export/import taxes, acquisition taxes, transfer taxes or any other Taxes, charges, levies, duties or imposts; and

(ii)	the Master Purchaser can in no other way be liable for any Tax in any Eligible Country by virtue of the transactions envisaged by the Transaction Documents provided that the Master Purchaser has not performed and will not perform any activities in any Eligible County other than those contemplated by the Transaction Documents.
(p)	No cash Pooling: None of the Deposit Accounts are subject to or included in any cash pooling agreement or arrangement among members of the Visteon Group.
(q)	No current account: The Receivables are not subject to any current account agreement between any Seller and any Obligor; and
(r)	Sale of Products: At the time of the sale of the products to which the Purchased Receivables relate to the relevant Obligors, the relevant Seller was the absolute owner of such goods which were not subject to any Encumbrances or claims of any kind (including without limitation any retention of title or unpaid vendor’s lien) by the vendor thereof and such products were acquired by that Seller from such vendor on bona fide arm’s length terms pursuant to a contract of true sale.

(s)	Segregation: Each Receivable is capable of being identified and designated in the records of the Seller that originated that Receivable, and will upon purchase by the Master Purchaser or, in the case of an English Restricted Receivable, upon the same being held in trust for the benefit of the Master Purchaser, be identified in the relevant Seller’s and Servicer’s records, as being owned by the Master Purchaser and each Purchased Receivable is identified.
(t)	Credit and Collection Procedures: Any credit given in respect of the Receivable constitutes normal payment extension only and was granted in conformity with the applicable Seller’s Credit and Collection Procedures.

SCHEDULE 3
ELIGIBILITY CRITERIA IN RESPECT OF RECEIVABLES
In order for a Receivable to meet the Eligibility Criteria, the Receivable or, as the case may be, the relevant Contract from which it is derived must satisfy the following criteria on the date on which the Purchase Price in respect of that Receivable becomes due and payable:
(a)	Ordinary Course of Business: the Receivable has been originated by the relevant Seller in the ordinary course of its business in accordance with that Seller’s Credit and Collection Procedures from the sale of goods to an Eligible Obligor and is evidenced by an Invoice.
(b)	Trade Receivable: the Receivable is a non-interest bearing trade receivable (subject only to late-payment charges), not represented by a bill of exchange or promissory note or similar document, due delivery of which is required to achieve a true sale of such Receivable, and is unsecured other than by way of retention of title.
(c)	Original Creditor: the Seller of the Receivable is the original creditor of the Receivable and did not purchase it or acquire it otherwise from a third party.
(d)	Existence: the Receivable arises out of a valid and binding Contract in accordance with its respective terms against the corresponding Obligor. The Receivable does not originate under contracts subject to public procurement laws.
(e)	Non-Violation: the Contract under which any obligation to make payment in respect of a Receivable arises complies with the laws and regulations applicable in the jurisdiction of the governing law of such Contract.
(f)	Assignability: the applicable Seller is the sole owner of the Receivable free and clear of any Encumbrance and (i) the Receivable can be freely and validly transferred by way of assignment to the Master Purchaser without any requirement to give notice to or obtain consent from the Obligor (or, where there is such a requirement, it is either satisfied by the Seller, or it is not effective under applicable law to prevent the valid transfer of the Receivable to the Master Purchaser) and (ii) the Receivable can be freely and validly transferred by way of assignment to the Master Purchaser or the benefit of such Receivable can be freely and validly held on trust for the Master Purchaser without breaching the Contract under which the Receivable arises where such breach would prejudice the claim against the Obligor for the amount of such Receivable other than by way of a claim for set-off arising from such breach.
(g)	Governing Law: the Receivable and the Contract under which any obligation to make payment in respect of that Receivable arises is expressed to be governed by the laws of England, Germany, Portugal, Spain, Belgium, or the Netherlands.
(h)	Legal Validity; Full Performance: the Receivable constitutes legal, valid and binding obligations of the corresponding Obligor, including, without limitation, that of paying the amount due in respect of the Receivable, and such obligations are enforceable in accordance with their respective terms subject only to any laws and regulations of mandatory application to creditors generally in the event that such corresponding Obligor becomes insolvent. The Receivable represents a bona fide obligation of the Obligor to pay the stated amount with no activity required to be performed by the applicable Seller other than to collect such Receivable, and the Obligor has no right to return the related goods for any reason other than the goods do not conform to the underlying Contract.
(i)	No Default: to the best knowledge of the applicable Seller it is not in default under the terms of the Contract from which the Receivable arises.
(j)	Maximum Term: the Receivable is, or will when invoiced be, payable within a maximum period of 180 days from the invoice date of such Receivable; provided that the aggregate outstanding balance of Receivables that are required to be paid in full between 125 and 180 days from the invoice date may not at any time exceed 10% of the Receivables Pool.
(k)	Currency: the Receivable is denominated and payable in EUR or GBP or USD.
(l)	Defaulted Receivables: the Receivable is not a Defaulted Receivable.
(m)	Payment Plan: the Receivable is not subject to any agreement between the applicable Seller and the corresponding Obligor which would enable the Obligor to pay it in instalments; and the Receivable is not subject to payment in kind and/or by the delivery of goods to the applicable Seller or the performance of services in favour of the applicable Seller.
(n)	Contract: The Contract relating to the Receivable does not contain any confidentiality provisions which may prejudice the sale or enforcement or collectability of the Receivable and/or the Related Security or the creation or enforceability of a first priority security interest thereover.
(o)	Concentration limit: the aggregate Outstanding Balance of the Purchased Receivables owed by the same Obligor and which remain outstanding, may not exceed such percentage of the Net Pool Receivables Balance for such Obligor designated in Schedule 5 to the Framework Deed (a Concentration Limit); provided that, affiliated Obligors shall be treated as if they were one Obligor.
(p)	Receivables of the Portuguese Seller:

(i)	In respect of a Purchased Receivable sold to the Master Purchaser, the EUR Equivalent of the Outstanding Balance of the Receivable when aggregated with the EUR Equivalent of the Outstanding Balance of all other Purchased Receivables sold by the Portuguese Seller to the Master Purchaser and which are categorised as Eligible Receivables does not exceed the maximum amount of the obligations secured by any Portuguese Account Control Agreement as set out therein; and

(ii)	in respect of a Purchased Receivable sold to FCC Visteon, the EUR Equivalent of the Outstanding Balance of the Receivable when aggregated with the EUR Equivalent of the Outstanding Balance of all other Purchased Receivables sold by the Portuguese Seller to FCC Visteon and which are categorised as Eligible Receivables does not exceed the maximum amount of the obligations secured by any Portuguese FCC Account Control Agreement as set out therein, provided that in the case of both (i) and (ii) above only that part of the Outstanding Balance of the relevant Receivable which when aggregated with the EUR Equivalent of the Outstanding Balance of all other relevant Purchased Receivables shall be treated for the purposes of this Schedule as not satisfying the Eligibility Criteria.
(q)	Receivable of the Spanish Sellers: in respect only of Receivables sold by the Spanish Sellers and which are governed by Spanish law, the Receivable is the subject of a Spanish Transfer Deed entered into in accordance with the provisions of Schedule 11.

SCHEDULE 4
Part A
Form of Spanish Seller Solvency Certificate
I, the undersigned, being a duly appointed authorised signatory of [the Spanish Seller] (the Spanish Seller), hereby certify on behalf of the Spanish Seller, but without incurring any personal liability for ourselves, that based on all appropriate reviews of the books and records of the Spanish Seller and the Spanish Seller’s accounts (both management and those required by law) which we have made or caused to be made:
(a)	as at the date hereof, the Spanish Seller is not within any of the circumstances described in article 2 of the Insolvency Law (Ley 22/2003 of July 9, Concursal), and is not insolvent or unable to pay its debts as they fall due and nothing leads us to believe that it would become unable to do so (en situación de concurso o insolvente ) by the mere fact of entering into the Transaction Documents to which the Spanish Seller is a party or performing any of its obligations under the Transaction Documents to which it is a party;
(b)	as at the date hereof, no enforceable judgment in favour of a creditor of the Spanish Seller remains unsatisfied in whole or in part, which, if satisfied in whole, would result in the Spanish Seller becoming unable to pay its debts as they fall due (en situación de concurso o insolvente) taking into account all sources of funding which will be available on the relevant due date;
(c)	as at the date hereof, no corporate action has been taken or is pending, and no other steps have been taken by the Spanish Seller and no legal proceedings have been commenced or are pending or, to our knowledge, are threatened for (save when the Spanish Seller is in good faith contesting such steps or proceedings) (i) its bankruptcy, suspension of payments, concurso, liquidation, dissolution, administration or reorganisation (other than a solvent reorganisation), or (ii) it to enter into any composition or arrangement with its creditors due to financial difficulties or (iii) the appointment of a receiver, administrador concursal, administrative receiver trustee, administration or similar officer in respect of it or any of all or substantially all of its property, undertaking or assets. No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;
(d)	we are not aware, as at the date hereof, of any facts or circumstances which would lead us to believe that (i) the situations mentioned in paragraphs (a), (b) or (b) above would occur, (ii) the Spanish Seller’s operation would not continue for a period of at least three (3) months from the date of this Certificate or (iii) an alert proceeding would be initiated;
(e)	the Spanish Seller is entering into the transactions as described in the Transaction Documents (including all obligations to be assumed by the Spanish Seller in connection therewith) in good faith and for the purpose of carrying on the Spanish Seller’s business and, in our opinion, such transactions will benefit the Spanish Seller;

(f)	none of the Transaction Documents to which the Spanish Seller is a party is, or will be, a transaction at an undervalue since the value of the consideration to be received by the Spanish Seller will not be significantly less than the value of the consideration provided by the Spanish Seller under any such document and the Purchase Price which will be received by the Spanish Seller from the Master Purchaser for the sale of Receivables is fair and reasonable;
(g)	the execution of the Transaction Documents to which the Spanish Seller is a party or the performance of the transactions referred to therein by the Spanish Seller, and in particular the sale of Receivables, will not cause an economic damage (perjuicio patrimonial) to the Spanish Seller; and
(h)	the Spanish Seller, by entering and performing the Transaction Documents to which the Spanish Seller is a party, has no desire to give a preference to any person nor is it the purpose of the Spanish Seller to put assets beyond the reach of any person who is making or may at some time make, a claim against the Spanish Seller or of otherwise prejudicing the interests of such a person in relation to the claim which such person is making or may make.
This certificate is given and delivered to you in my capacity as a duly appointed authorised signatory of the Spanish Seller and without personal liability.
Authorised Signatory

Name:

Signature:

Date:

Part B
Form of German Seller Solvency Certificate
[German Seller’s letterhead]
VISTEON FINANCIAL CENTRE P.L.C.
(as Master Purchaser)
[address]
[date]
Dear Sir,
Re: Solvency Certificate
This certificate is delivered to you pursuant to and in accordance with the terms of the Master Receivables Purchase and Servicing Agreement dated [_____] 2006 (the Agreement). The definitions contained in the Agreement shall apply to this certificate.
We, the undersigned, acting in our capacity as managing directors (Geschäftsführer) of VISTEON DEUTSCHLAND GMBH (the Company) and not individually, hereby certify as of the date of this certificate, and on behalf of the Company, that to the best of our knowledge and based on a review of the books of the Company and the Company’s accounts (as far as these are required by law) which we have made or caused to be made:
(a)	the Company is neither over-indebted (überschuldet) nor unable to pay its debts (zahlungsunfähig), as they become due, nor is such an aforementioned situation imminent (keine drohende Zahlungsunfähigkeit) and to the best of my knowledge will not become so as a consequence of entering into the Transaction Documents to which it is a party or performing of any of its obligations under the Transaction Documents to which it is a party;
(b)	no corporate action has been taken or is pending and no legal proceedings have been commenced or are pending with a view to the liquidation (Auflösung) of the Company and no court order for the opening of insolvency proceedings in relation to the Company has been made and no opening of insolvency proceedings in relation to the Company has been registered, and to the best of our knowledge no petition for the liquidation of the Company or bankruptcy or insolvency petition or a petition for the making of an administration order has been presented;
(c)	the sale of the Company’s Receivables pursuant to the Transaction Documents will be a transaction in which the consideration received by the Company for the sale of the Company’s Receivables pursuant to the Transaction Documents will not be significantly less than the value of the consideration provided by the Company in connection with such sale;

(d)	the sale by the Company of the Receivables under or pursuant to the Agreement would be made by the Company, in good faith and for the purpose of carrying on its business, and in my opinion there would be reasonable ground for believing that such transfer would benefit the Company; and
(e)	in selling the Receivables under or pursuant to the Agreement, the Company has no intent of prejudicing the interest of any of its creditors.
We give this certificate on behalf of VISTEON DEUTSCHLAND GMBH
Yours faithfully,
For and on behalf of VISTEON DEUTSCHLAND GMBH

Managing Director (Geschäftsführer)	Managing Director (Geschäftsführer)

Part C
Form of English Seller Solvency Certificate
VISTEON Financial centre p.l.c.
(as Master Purchaser)
[address]
Ireland
[date]
Dear Sirs,
Re: Solvency Certificate
The definitions contained in the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 (the Agreement) shall apply to this certificate.
We, the undersigned, being directors of Visteon UK Limited (the Company), having, inter alia:
(a)	duly considered the provisions of Sections 123 and 238 to 245 and Section 423 of the Insolvency Act 1986 (the Act);
(b)	examined the Company’s books, records and accounts (including management accounts);
(c)	considered the provisions of the Transaction Documents to which the Company is a party; and
(d)	made all due enquiries and considered all matters which we considered relevant to the Company’s business and financial position, have determined and hereby certify on behalf of the Company, that to the best of our knowledge, information and belief having made all appropriate investigations and enquiries (without personal liability) as at the date hereof:
(i)	the Company is not unable to pay its debts within the meaning of Section 123 of the Act (but, for this purpose, without reference to the words “it is proved to the satisfaction of the court that” in section 123(1)(e) and s123(2)) and to the best of our knowledge and belief would not become unable to do so in consequence of entering into the transactions contemplated by the Transaction Documents;
(ii)	no corporate action has been taken or is pending, no other procedures or steps have been taken in relation to, and no legal proceedings have been commenced or are threatened or are pending with a view to:
(A)	the suspension of payments, a moratorium of any indebtedness, winding up, liquidation, dissolution, administration (whether out of court or by a court) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;
(B)	the entry into any composition, assignment or arrangement with any creditor of the Company;
(C)	the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, nominee or similar officer (in each case, whether out of court or by a court) in respect of the Company or any of its property, undertaking or assets;
(D)	a meeting of the Company, its directors or its members being convened for the purpose of considering any resolution for, or to petition for, or to apply for, or to file documents with a court for, its winding-up, administration (whether out of court or any registrar or otherwise) or dissolution or any such resolution is passed;
(E)	any person presenting a petition or an application for the Company’s winding-up, administration (whether out of court or by a court) or dissolution;
(F)	the Company’s directors or other officers requesting the appointment of or giving notice of their intention to appoint or take any step with a view to appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator (whether out of court or by a court) or similar officer; or
(G)	any analogous or equivalent procedure or step being taken in any jurisdiction.
(iii)	none of the transactions or arrangements contemplated by the Transaction Documents to which it is a party will, in our opinion, be a transaction at an undervalue within the meaning of Section 238 of the Act since the value in money or money’s worth of the consideration to be provided by the Company pursuant to its entry into the Transaction Documents to which it is a party will not be significantly less than the value in money or money’s worth of the consideration to be received by the Company;
(iv)	the transactions as envisaged by the Transaction Documents and the execution of the Transaction Documents to which the Company is expressed to be a party (including all obligations to be assumed by the Company in connection therewith), are being carried out by the Company in good faith and for the purposes of carrying on its business, and in the opinion of the Company’s board of directors, there are reasonable grounds for believing that the sale of such receivables and the execution of such Transaction Documents will benefit the Company;
(v)	in entering into the transactions as envisaged by the Transaction Documents, the Company is not influenced by a desire to give a preference to any person as contemplated by Section 239 of the Act nor is it the Company’s intention or the purpose of the Company’s actions to put any of its property, undertaking or assets beyond the reach of any person who is making, or may at some time make, a claim against him or of otherwise prejudicing the interests of such a person in relation to the claim which he is making or may make;
(vi)	the value of the assets of the Company are now, and will remain immediately after the completion of the Transaction Documents to which it is a party, greater than its liabilities, taking into account its prospective and contingent liabilities for the purposes of Section 123 of the Act and there is no reason for believing that this state of affairs will not continue; and
(vii)	no execution, distress or diligence is being levied against the whole or any part of the Company’s property, undertaking or assets nor are any analogous proceedings being commenced against the Company under the laws of any jurisdiction.
We give this certificate on behalf of Visteon UK Limited.
Dated [date]

Director

Director

Part D
Form of Portuguese Seller Solvency Certificate
[Visteon Portuguesa Ltd.’s letterhead]
VISTEON FINANCIAL CENTRE P.L.C.
(as Master Purchaser)
[address]
[date]
Re: Solvency Certificate
Dear Sir,
This certificate is delivered to you pursuant to and in accordance with the terms of the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 (the Agreement). The definitions contained in the Agreement shall apply to this certificate.
I, the undersigned, acting in my capacity as [CEO] and registered legal representative (representante legal) of Visteon Portugal Ltd. (a Bermudan Company, with its “centre of main interests” in Portugal, as that expression is used in Council Regulation (EC) No. 1346/2000, of 29 May 2000 on insolvency proceedings,) and not individually, hereby certify as of the date of this certificate, and on behalf of the Company, that to the best of my knowledge and based on a review of the books of the Company and the Company’s accounts as far as these are required by Bermudan and Portuguese law which I have made or caused to be made:
(a)	the Company is neither over-indebted (“passivo manifestamente superior ao activo”) nor unable to pay its debts, as they fall due (“insolvente”), nor is such an aforementioned situation imminent (“meramente iminente”), for the purposes of the Code of Insolvency and Recovery of Companies (“Código da Insolvência e Recuperação de Empresas”) and to the best of my knowledge will not become so as a consequence of entering into the Transaction Documents or performing any of its obligations under the Transaction Documents to which it is a party;
(b)	no corporate action has been taken or is pending and no legal proceedings have been commenced or are pending with a view to the dissolution and/or liquidation (“dissolução e ou liquidação”) or to close the Portuguese branch (“sucursal”) of the Company and no court order for the opening of insolvency proceedings in relation to the Company has been made and no opening of insolvency proceedings in relation to the Company has been registered, and no petition for the liquidation of the Company or insolvency petition or a petition for the making of an administration order has been presented;
(c)	the sale and assignment of the Assignable Receivables pursuant to the Transaction Documents will be a transaction in which the consideration received by the Company for the sale of the Assignable Receivables pursuant to the Transaction Documents will not result in the Company incurring any obligations which manifestly exceed those of its counterparty;
(d)	the sale and assignment by the Company of the Assignable Receivables under or pursuant to the Master Receivables Purchase and Servicing Agreement would be made by the Company, in good faith and for the purpose of carrying on its business; and
(e)	in assigning and selling the Assignable Receivables under or pursuant to the Master Receivables Purchase and Servicing Agreement, the Company has no intent of prejudicing the interest of any of its creditors.
I give this certificate on behalf of Visteon Portuguesa Ltd.
Yours faithfully,

Visteon Portuguesa Ltd. [CEO] and registered Legal Representative

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	Visteon Financial Centre p.l.c. First Floor, 7 Exchange Place International Financial Services Centre Dublin 1, Ireland

Copy to:	The Law Debenture Trust Corporation p.l.c. Fifth Floor, 100 Wood Street London EC2V 7EX Attention: The Manager, Commercial Trusts (ref: 66933)

Citigroup USA, Inc. 399 Park Avenue New York, NY USA
This certificate is delivered to you in accordance with Clause 4 of the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 (the Agreement). The definitions contained in the Master Definitions and Framework Deed dated 14 August 2006 shall apply to this certificate. The date of this certificate is ___ ___.
We certify that:
(a)	as at ___ ___[1] no Termination Event, Potential Termination Event, Servicer Default or Potential Servicer Default existed [other than ___ ___2] and no Termination Event, Potential Termination Event, Servicer Default or Potential Servicer Default existed at any time during the period since [the Funding Date] [the date of the last certificate delivered under Clause 4; and
(b)	during the period since [the Funding Date] [the date of the last certificate delivered under Clause 4 the Seller has observed and performed all of its undertakings and satisfied every condition contained in the Agreement to be observed performed or satisfied by it on or prior to the date of this certificate other than ___ ___.[3]
(c)	in the case of the financial statements delivered under clause 4.4(d)(ii), as presenting fairly in all material respects the financial condition and results of

[1]	Specify a date not more than ten Business Days before the date of delivery of the certificate.

[2]	If any Termination Event, Potential Termination Event, Servicer Default or Potential Servicer Default did exist, give details; otherwise delete.

[3]	If the Seller has failed to comply in all respect with any obligation, give details; otherwise deleted.

operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

[PARENT / SELLER / SERVICER]

Director

Director

SCHEDULE 6
Part A
Form of Master Servicer Monthly Report
As set out in the read only computer disk signed for identification purposes on the Closing Date by Freshfields Bruckhaus Deringer and Kirkland & Ellis International LLP.
Part B
Form of Master Servicer Semi-Monthly Settlement Report
As set out in the read only computer disk signed for identification purposes on the Closing Date by Freshfields Bruckhaus Deringer and Kirkland & Ellis International LLP.

SCHEDULE 7
NOT USED

SCHEDULE 8
FORM OF TRANSFER AGREEMENT RELATING TO
RECEIVABLES GOVERNED BY GERMAN LAW
THIS TRANSFER AGREEMENT is made on [•] 2006
Between:
(1)	[•], a company incorporated in [•], being a wholly-owned subsidiary of the Parent whose registered office is at [•], registered at [•] with number [•] (the Seller); and
(2)	VISTEON FINANCIAL CENTRE P.L.C., incorporated in Ireland whose registered office is at [•], and its permitted successors and assigns (the Master Purchaser).
Background:
(A) Pursuant to clause 2 of the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 (the MRPSA) the Purchaser has agreed to sell to the Master Purchaser, among others, certain Receivables which are governed by German law.
(B) In relation to such Receivables governed by German law the Seller has undertaken pursuant to clause 2.2 of the MRPSA to execute a transfer agreement on the same date as the MRPSA.
(C) The Seller and the Master Purchaser therefore enter into this German law governed transfer and assignment agreement (the Agreement) in order to transfer and assign (abtreten) legal title to all German Law Receivables (as defined below) as well as all German Law Rights (as defined below) with respect to such German Law Receivables.
1. Definitions and interpretation
1.1 In this Agreement capitalised terms shall have the same meaning as defined in the MRPSA or the Framework Deed (unless otherwise defined herein).
1.2 In this Agreement:
Collateral means any and all automotive products supplied by the Seller to an Obligor under a Contract relating to a German Law Receivable provided that such automotive products have been or will be supplied under any retention of title arrangement in the relevant Contract.
Future Collateral means any asset which constitutes Collateral under this Agreement after the Cut-Off Date.
German Law Receivables means any and all Receivables:

(a) originated by the Seller and existing on the Cut-Off Date and arising from Contracts
(i)	where the Seller and the Obligor are located in Germany; or

(ii)	in which there is an express choice of German law to govern such Contracts; or

(iii)	which are otherwise governed by German law;
     and
(b) originated by the Seller during the Securitisation Availability Period, provided such Receivables come into existence after the Cut-Off Date and during the Securitisation Availability Period and arise from Contracts
(i)	where the Seller and the Obligor are located in Germany; or

(ii)	in which there is an express choice of German law to govern such Contracts; or

(iii)	which are otherwise governed by German law;
German Law Rights means
(a) any Related Contract Right relating to German Law Receivables, including but not limited to
(i)	the claim (if any) of payment of default interest under the relevant Contract;

(ii)	all other related ancillary rights and claims, including independent unilateral rights (selbständige Gestaltungsrechte) as well as dependant unilateral rights (unselbständige Gestaltungsrechte);

(iii)	all claims against insurance companies or other third parties assigned to the Seller in accordance with the relevant Contract by such Obligor in order to secure the performance of its obligations under the relevant Contract;

(iv)	all indemnity claims against the relevant Obligor for non-performance by such Obligor of its obligation under the relevant Contract; and

(v)	all restitution claims (Bereicherungsansprüche) against the relevant Obligor;
     and
(b) any Related Security (other than Collateral) relating to a German Law Receivable.

Present Collateral means any asset which constitutes Collateral under this Agreement on the Cut-Off Date.
1.3 Unless the context otherwise requires, words denoting the singular number only shall include the plural number also and vice versa, words denoting one gender only shall include the other genders and words denoting persons only shall include firms, corporations and other organised entities, whether separate legal entities or otherwise, and vice versa.
1.4 This Agreement is made in the English language only. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where:
(a)	a German legal term or concept has been used in the Agreement governed by German law, such German law legal term or concept (and not the English legal term or concept to which it relates) shall be authoritative for the construction; and

(b)	an English legal term or concept has been used in this Agreement governed by German law, the related German legal term or concept shall be authoritative for the purpose of construction, unless specifically so provided.
2. Transfer and assignment
2.1 The Seller hereby irrevocably and unconditionally transfers and assigns (abtreten) all of its present and future, actual and contingent rights and claims (Forderungen) and legal title relating to the German Law Receivables and the German Law Rights.
2.2 The Seller hereby transfers to the Master Purchaser title to all Collateral.
2.3 Title to the Present Collateral shall pass over to the Master Purchaser on [execution of this Agreement], title to the Future Collateral shall pass over to the Master Purchaser on the Purchase Date of the relevant German Law Receivable.
2.4 To the extent that the Seller has only part ownership (Miteigentum) of the Collateral or the Seller has any inchoate rights (Anwartschaftsrechte) in respect of the Collateral, the Seller hereby transfers to the Master Purchaser such part ownership or inchoate rights in respect of the Collateral and it is agreed that the transfer of ownership, part ownership or inchoate rights in respect of the Collateral takes place on the date hereof or on the date the Seller acquires ownership, part ownership or inchoate rights in respect of such Collateral (together with the Collateral, the Transferred Assets).
2.5 The Seller hereby assigns to the Master Purchaser all present and future claims for possession (Herausgabeanspruch) regarding the Transferred Assets which the Seller has or will have against the relevant Obligor.
2.6 The Master Purchaser accepts the transfer and assignment constituted by this Clause 2.

2.7 Any and all Contracts referred to herein shall form an integral part of this Agreement.
3. Perfection
Should the transfer and the assignment pursuant to clause 2 of this Agreement, for whatever reason, be invalid, the Seller hereby undertakes to execute at its own expense all acts necessary to perfect such assignment and transfer.
4. Governing Law / Jurisdiction
4.1 This Agreement is governed by German law.
4.2 The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main, Germany. The Master Purchaser, however, shall also be entitled to take action against the Seller in any other court of a competent jurisdiction. Further, the taking of proceedings against the Seller in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, if and to the extent permitted by applicable law.

SIGNED by	)
)
[•] as Seller	) ) )

SIGNED by	)
)
VISTEON FINANCIAL CENTRE P.L.C. as Master Purchaser	) ) )

SCHEDULE 9
NOTICES OF ASSIGNMENT
Part A — Form of Notice to Obligors of Receivables governed by German law
Von: •
[Adresse des Schuldners]
Anzeige der Forderungsabtretung
Sehr geehrte Damen und Herren,
Wir möchten Sie hiermit namens und in Vollmacht der [NAME OF SELLER] davon in Kenntnis setzen, dass die [NAME OF SELLER] der VISTEON FINANCIAL CENTRE P.L.C. gemäß eines am [•] 2006 unter anderem zwischen der [NAME OF SELLER] als (Forderungsverkäufer (Seller), und VISTEON FINANCIAL CENTRE P.L.C. als Forderungskäufer (Master Purchaser) geschlossenen Master Receivables Purchase and Servicing Agreement
alle in der beigefügten Anlage regelmäßig mit u.a. Name des Schuldners
Rechnungsnummer,
Rechnungsdatum,
Netto-Rechnungsbetrag, und
Fälligkeitsdatum
aufgeführten Forderungen, deren Begleichung Sie der VISTEON DEUTSCHLAND GMBH schulden, abgetreten und übertragen hat.
Alle Zahlungen auf die bezeichneten Forderungen sind nunmehr ausschließlich auf das folgende Konto der [VISTEON FINANCIAL CENTRE P.L.C.] zu erbringen:

Bank:	_____

Bankleitzahl:	_____

Konto-Nr.:	_____

IBAN / BIC:	_____
Wir weisen Sie darauf hin, dass jegliche nach Zugang dieses Schreibens an die [NAME OF SELLER] in Bezug auf die genannten Forderungen erbrachten Leistungen unwirksam sind und keine Befreiung von der entsprechenden Verbindlichkeit bewirken.
Mit freundlichen Grüßen

•

Name: [to be completed]
Title: [to be completed]
Anlagen: Forderungsaufstellung
Kopie der Vollmachtsurkunde

Translation for information purposes only
[Master Purchaser’s letterhead]
From: •
[To: Name and address of the relevant Obligor]
[Place], [Date]
Dear Sirs,
Notice of Transfer
We hereby notify you in the name and on behalf of [NAME OF SELLER] that [NAME OF SELLER] has assigned to VISTEON FINANCIAL CENTRE P.L.C., in accordance with and subject to the terms of the Master Receivables Purchase and Servicing Agreement entered into on [•] 2006 between, inter alia, [NAME OF SELLER] as Seller and VISTEON FINANCIAL CENTRE P.L.C. as Master Purchaser.
all its Receivables identified in the Enclosure attached hereto owed by you to [NAME OF SELLER], which shall contain, in respect of each Receivable, inter alia, the Name of the obligor and:
the Invoice Number
the Date of Issuance
the Net Invoice Amount, and
the Due Date
All payments in respect of the afore-mentioned Receivables should be made exclusively to the following account of VISTEON FINANCIAL CENTRE P.L.C.:

Bank:	_____

Bank Code:	_____

Account Number:	_____

IBAN / BIC:	_____
Please note that any payments made to [NAME OF SELLER] in relation with the afore-mentioned invoices in respect of the afore-mentioned Receivables after receipt hereof will be invalid and cannot be applied in settlement of the afore-mentioned invoices.
Yours faithfully,

Represented by:
Enclosures:
Schedule of the relevant Receivables
Copy of the Power of Attorney

Part B — Form of Notice to Obligors of Receivables governed by Spanish law
[Letterhead of the Master Purchaser]

To:	[The Obligor] [Address of Obligor]
Dear Sirs,
Notification of Assignment of Receivables
We hereby inform you that, by an assignment dated [•], we have purchased the receivables due by you to [•], in connection with supplies of [•] made by [•] to you pursuant to [•].
Therefore, and pursuant to article 1527 of the Spanish Civil Code, the relevant payments due, in order to be valid and enforceable, shall be made, according to the terms and conditions indicated in the relevant invoices, exclusively to [•] by way of [cheque/bank transfer to]
Account number [•]
Opened in the name of [•]
With [•]
All payments made to [•] in connection with the assigned receivables after receipt of this document are invalid and shall not release you from your obligation in relation to the assigned receivables.
Yours faithfully,

[Master Purchaser]

Notificacion de la cesion
[Encabezado del Master Purchaser]

A:	[Deudor Cedido]

[Dirección del Deudor Cedido]
Estimados Sres,
Notificación de Cesión de Créditos
Por la presente les comunicamos que con fecha [•] hemos adquirido los derechos de crédito ostentados frente a ustedes, en relación con suministros de [•] hechos por [•] de conformidad con [•].
Por lo tanto, y a tenor de lo dispuesto en el artículo 1527 del Código Civil, para que los pagos pendientes una vez realizados puedan considerarse como válidos y efectivos deberán efectuarse, de conformidad con los términos y condiciones establecidos en las facturas correspondientes, exclusivamente a [Master Purchaser] mediante [cheque/transferencia bancaria a]
Cuenta número ________
Abierta a nombre de ________
En ________
Todos los pagos que se realicen a [•] en relación con los créditos cedidos tras la recepción de la presente carta no serán eficaces y no le liberarán de su obligación respecto de los créditos cedidos.
Aprovecho la ocasión para saludarle atentamente,

[Master Purchaser]

Part C — Form of Notice to Obligors of Receivables governed by a law other than
German law, Spanish law or Portuguese law
[Master Purchaser’s letterhead]
[Name of the Debtor]
[Address]
[date]
Regular mail or fax
Dear Sirs
We wish to notify you that:
(a)	[Seller name] [has assigned to Visteon Financial centre p.l.c., in accordance with and subject to the terms of the Master Receivables Purchase and Servicing Agreement entered into on 14 August 2006 between, inter alios, Visteon Financial Centre p.l.c., Visteon Corporation and [Seller name], the Receivables owed by your company as referred to in the attached document[4] ] [or] [declared a trust over the Receivables owed by your company as referred to in the attached document, for the benefit of Visteon Financial centre p.l.c., in accordance with and subject to the terms of the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 between, inter alia, Visteon Financial Centre p.l.c., Visteon Corporation and [Seller name].
We hereby direct you to make all payment in respect of such Receivables to:
Visteon Financial centre p.l.c., by bank transfer to the bank account with the following references:

Name of the Bank:	[to be completed]
Account Number:	[to be completed]
Branch Code:	[to be completed]
You should not make any further payment in respect of such Receivables to [Seller name].

[4]	The attached document shall contain, in respect of each Receivable, the following information:

-	Invoice Number

-	Date of Issuance

-	Net Invoice Amount

-	Due Date

Yours faithfully,

Visteon Financial centre p.l.c.
(as Master Purchaser)
Represented by:
Encl.: List of the Transferred Receivables

Part D — Form of Notice to Obligors of Receivables governed by Portuguese law
[Master Purchaser’s Letterhead]
[Name of the Debtor]
[Address]
[place & date]
Registered mail or fax
Dear Sirs,
We hereby wish to notify you that [NAME OF SELLER] has assigned to Visteon Financial centre p.l.c., in accordance with and subject to the terms of the Master Receivables Purchase and Servicing Agreement, entered into on 14 August 2006 between, inter alia, Visteon Finance Centre p.l.c., Visteon Corporation and Visteon Portuguesa Ltd., the receivables due by your company as referred to in the attached document5 (Receivables).
In accordance with article 583.º of the Civil Code of Portugal, the relevant payments of the Receivables, in order to be valid and enforceable, shall as of the date of receipt of this notification, be made in accordance with the terms and conditions set out in the Receivables, exclusively to Visteon Finance Centre p.l.c., in its capacity as assignee (cessionário) under the referred Master Receivables Transfer and Servicing Agreement.
In our capacity as assignee of the Receivables, and pursuant to the power of attorney granted by Visteon Portuguesa Ltd. (a copy of which is attached hereto), we hereby direct you to make all payment in respect of such Receivables to Visteon Finance Centre p.l.c., by bank transfer to the bank account with the following references:

Name of the Bank:	[to be completed]
Account Number:	[to be completed]
Branch Code:	[to be completed]

[5]	The attached document shall contain, in respect of each Receivable, the following information:

-	Contract

-	Invoice Number

-	Date of Issuance

-	Net Invoice Amount

-	Due Date

IMPORTANT NOTICE: All payments made to [INSERT NAME OF SELLER], in connection with the Receivables, after the date of receipt of this notification, shall not release or discharge your company in relation to the Receivables.

Yours faithfully,

On behalf of [INSERT NAME OF SELLER]
by Visteon Financial Centre p.l.c.
Name:
Capacity: [Board Member/Attorney]
Encl.: List of the Receivables; Power of Attorney

SCHEDULE 10
MASTER PURCHASER RECEIVABLES POWERS OF ATTORNEY
Part A — Form of Master Purchaser Receivables Power of Attorney to be given by German Seller
Diese schriftliche Vollmacht ist am [•] 2006 erteilt worden.
Soweit im Folgenden nicht abweichend bestimmt, haben die (in englischer Sprache) groß geschriebenen Begriffe die Bedeutung, die ihnen im Master Receivables Transfer and Servicing Agreement vom [•] 2006 zwischen u.a. VISTEON DEUTSCHLAND GMBH und VISTEON FINANCIAL CENTRE P.L.C. gegeben wurde.
VISTEON DEUTSCHLAND GMBH als Verkäufer (Seller) ermächtigt hiermit die VISTEON FINANCIAL CENTRE P.L.C. als Käufer (Master Purchaser) (nachfolgend der Bevollmächtigte) unwiderruflich unter Einschluss des Rechts zur Erteilung von Untervollmachten und unter Befreiung von den Beschränkungen des § 181 BGB, die folgenden Handlungen vorzunehmen:
(i)	Die Benachrichtigung aller vom Forderungsverkauf betroffenen Schuldner in der Form des als Schedule 9 zum Master Receivables Transfer and Servicing Agreement beigefügten Formulars;

(ii)	Die Vornahme aller sonstigen Handlungen, die nach Auffassung des Bevollmächtigten erforderlich sind, um die unter (i) genannten Handlungen durchzuführen.
Diese Vollmacht bleibt in Kraft bis zu dem Zeitpunkt, in dem der Bevollmächtigte dem Verkäufer VISTEON FINANCIAL CENTRE P.L.C. schriftlich bestätigt, dass alle Rechte und Verpflichtungen der Parteien des “Master Receivables Purchase and Servicing Agreement” unter dem “Master Receivables Purchase and Servicing Agreement” vollständig erfüllt wurden.
VISTEON DEUTSCHLAND GMBH in ihrer Eigenschaft als Seller erklärt sich damit einverstanden, dass der Bevollmächtigte aufgrund der ihm in dieser Vollmacht erteilten Vertretungsmacht jedem weiteren Käufer der verkauften Forderungen Untervollmacht erteilen kann, wobei auch dem weiteren Käufer die Vollmacht eingeräumt werden darf, seinerseits Untervollmacht zu erteilen.
Diese Vollmacht unterliegt deutschem Recht.

[date]

VISTEON DEUTSCHLAND GMBH

Translation for information purposes only
[German Seller’s letterhead]
This power of attorney is granted as at [•] 2006.
Unless otherwise defined herein, capitalised terms shall have the meaning assigned to them in the Master Receivables and Servicing Agreement dated [•] 2006 between, inter alia, VISTEON DEUTSCHLAND GMBH as Seller and VISTEON FINANCIAL CENTRE P.L.C. as Master Purchaser.
VISTEON DEUTSCHLAND GMBH in its capacity as Seller hereby grants to VISTEON FINANCIAL CENTRE P.L.C. (hereinafter the Attorney) an irrevocable power of attorney, with full power of substitution and under waiver of any restrictions set forth in Section 181 of the German Civil Code, to undertake the following actions:
(i)	Execution and delivery of Obligor notifications in the form of Schedule 9 to the Master Receivables Purchase and Servicing Agreement to the relevant Obligors in respect of the Purchased Receivables;
(ii)	Undertaking of any action reasonably necessary in the opinion of the Attorney in order to achieve any of the actions referred to in (i) above.
This power of attorney shall remain in full force and effect until such time when the Attorney confirms in writing to the Seller that all rights and obligations of the parties to the Transaction Documents arising thereunder have been fully discharged.
VISTEON DEUTSCHLAND GMBH in its capacity as Seller acknowledges and agrees that the Attorney may from time to time grant any and all Powers of Attorney given to it hereunder to any subsequent purchaser of Purchased Receivables and to the extent that such powers are also granted, such purchaser shall be entitled to exercise the same.
This power of attorney shall be governed by and construed in accordance with the laws of Germany.

VISTEON DEUTSCHLAND GMBH
Represented by:

Part B — Form of Master Purchaser Receivables Power of Attorney to be given by each Spanish Seller
In [town/city] where I reside, on [date], before me, [name] Notary Public of [town/city],

COMPARECE	APPEAR

Don [_], mayor de edad, de nacionalidad [_], [estado civil], domiciliado en [_] y con pasaporte o documento nacional de identidad número [_] (el Mandante).

Me constan las circunstancias personales de su reseñada documentación personal que me presenta y de sus manifestaciones, doy fe.
Mr [full names] of full age, of [nationality] nationality, [marital status] of [address], holder of national identity card number [___] (the Grantor).

I know the personal details of the appearer from his personal documentation shown to me and from his statements, as to which I certify,

INTERVIENE	INTERVENES

Actúa en su capacidad de [poder que ostenta] de la sociedad [Spanish Seller]. (la Sociedad), debidamente constituida y existente de acuerdo con la legislación española. Con relación a esta Sociedad, se hace constar lo siguiente:
The appearer is acting in his capacity as [director, Company secretary] of the company [Spanish Seller] (the Company), duly incorporated, organised and existing in accordance with Spanish law, and

1º. Que fue válidamente constituida, en virtud de escritura otorgada ante el Notario [___] de [___] el día [___].	1. Was duly incorporated for indefinite time by virtue of a deed executed before the Notary Public Mr [___] on [___] on [___];

2º. Que figura inscrita en el Registro Mercantil [___], al tomo [___], folio [___], hoja [___].	2. It is registered at the Mercantile Registry of Madrid under tomo [___], folio [___], hoja [___];

3º Que su código de Identificación Fiscal es el número [___].	3. With tax code number [___]; and

4º. Que tiene su domicilio social en [___].	4. With corporate address [___].

EN VIRTUD DE LO EXPUESTO, el compareciente, que ejerce en la actualidad el cargo que aquí concurre, según se manifiesta, tiene la capacidad legal necesaria para otorgar este poder especial irrevocable en nombre de la sociedad y al efecto
NOW THEREFORE, the appearer, who currently holds the post by virtue of which he is intervening in this act, has, in my opinion, the necessary legal capacity to grant this special power of attorney in the name and on behalf of the Company, and, to such effect, he

CONCEDE	STATES THAT

Poder especial, tan amplio y suficiente como en derecho sea necesario, con facultades de sustitución y sustituciones posteriores, a favor de Visteon Financial Centre plc., sociedad válidamente constituida conforme a las leyes de Irlanda, con domicilio en 85, Merrion Square, Dublín 2, e inscrita en el Registro de Irlanda el número [___] (el Master Purchaser), a través de sus representante y/o apoderados debidamente autorizados al efecto, pueda llevar a cabo y cumplir con todas y cada una de las obligaciones
1. He grants special, irrevocable power of attorney, but as wide and sufficient as may be required or necessary in favour of Visteon Financial Centre plc., a private company under the laws of Ireland, having its registered office at 885, Merrion Square, Dublín 2, registered with the Company’s Registration Office under number [___] (the Master Purchaser) so that, in the name and on behalf of the Company and through its representatives and/or attorneys duly authorised to that effect, it may carry out and asumidas por la Sociedad en el contrato denominado Contrato Marco de Compra y Administración de Derechos de Crédito y que será suscrito en las próximas semanas, entre otros, por la Sociedad y el Master Purchaser, y que será elevado a público ante el notario de [___], [Mr. ___], así como de los documentos de cesión periódica allí referidos (el MRPRA), del mismo, incluso si ello supone incurrir en autocontratación o implica un conflicto de intereses. A tal efecto y con carácter meramente enunciativo y no limitativo, los apoderados estarán especialmente facultados para ejercitar las siguientes facultades:
perform all and each one of the obligations undertaken by the Company in the Master Receivables Purchase and Servicing Agreement to be signed in the upcoming weeks by, among others, the Company and the Master Purchaser, which will be raised into public statutes before the Spanish Notary of [___], Mr. [___] and the ongoing transfer documents referred to therein (the MRPRA), listed below, which are by way of an example (but not limited to):

llevar a cabo cualesquiera gestiones que sean necesarias para formalizar, perfeccionar y proteger la cesión de cualesquiera derechos de crédito y sus garantías vinculadas que hayan sido cedidos por la Sociedad a Visteon Financial Centre plc. o a cualquier sucesor, cesionario o acreedor pignoraticio de la misma en la titularidad de dichos derechos de crédito.
To carry out any necessary action in order to formalize, perfect title or protect the assignment of the credit rights and their corresponding security assigned by the Company to the Master Purchaser or, as de case may be, to any assignee or successor, assignee, or pledgee of those credit rights.

Notificar a cualquier deudor cedido la cesión de su derecho de crédito por la Sociedad a Visteon Financial Centre plc. mediante carta, fax u otros medios de comunicación escrita que Visteon Financial Centre plc. pueda indicar, incluyendo, sin limitación, notificaciones por conducto notarial realizada por y a expensas de la Sociedad (por la Sociedad de requerirlo asi Visteon Financial Centre plc), en papel notarial o aquel otro papel que designe a Visteon Financial Centre plc.., de conformidad con las previsiones establecidas en el MRPSA.
to give notices to any underlying debtor of the assignment of its credit rights from the Company to the Master Purchaser by means of a letter, fax or by any other written means of communication as the Master Purchaser may deem appropriate, including, but not limited to, notices served by a Notary, performed by at the Company’s account (and by the Master Purchaser if required by it) notarial paper or any other kind of paper as determined by the Master Purchaser, pursuant to and in accordance with the provisions of the MRPSA.

Percibir y cobrar cantidades de establecimientos bancarios de cualquier clase derivados de los derechos de crédito cedidos por la Sociedad a Visteon Financial Centre plc.	To receive and collect any amounts from any kind of bank arising from the credit rights assigned by the Company to the Master Purchaser.

Una vez cobradas las cantidades total o parcialmente a que se refiere el párrafo anterior, dar a los pagadores eficaz carta de pago por las cantidades recibidas, expidiendo los recibos y otorgando los documentos públicos y privados y realizando las retrocesiones que fueren necesarias o aconsejables.
Upon receipt of the abovementioned amounts or any part thereof, give such payers a valid payment letter for the amount paid, issuing the corresponding receipts and granting the corresponding public and private documents and making the necessary or convenient receipts and releases.

Llevar a cabo cualesquiera gestiones y formalidades que sean necesarias para cobrar los derechos de crédito cedidos.	To carry out whatever necessary actions or formalities to get the assigned credit rights paid.

Llevar a cabo cualesquiera gestiones y formalidades que sean necesarias para cobrar los Derechos de Crédito Cedidos, incluyendo el descuento, endoso o la cesión de letras de cambio, cheques, pagarés, efectos de comercio, o
To carry out all the steps and formalities required to receive payment of the Transferred Receivables, including the discount, endorsement or transfer bills, bank drafts or bills of exchange and more generally, any negotiable instrument cualquier instrumento de giro, y en general, de cualquier instrumento de pago, ya sea a la orden o al portador, emitido, girado o librado en relación con un derecho de crédito cedido por la Sociedad a al Master Purchaser (incluyendo, sin carácter excluyente, pagares, letras de cambio y cheques, inclusive aquellos no a la orden), a favor de Visteon Financial Centre plc., e incluyendo (sin ser este un listado excluyente) la facultad de elevar a publico la cesión de cualquiera de los referidos instrumentos ante notario, su notificación al correspondiente deudor cedido, así como la entrega física de los instrumentos y/o títulos a Visteon Financial Centre plc.
(efecto de comercio) payable whether to order or not which may be issued in respect of the Transferred Receivables (including, but not limited to, pagarés, letras de cambio and cheques, including those no a la orden) (the Bills) in favour of the Master Purchaser and, including (but not limited to) the incorporation of such transfers into a public deed granted before a public notary, the notification of such transfer to the relevant debtors and the delivery of the physical title representing each bill to the Master Purchaser.

Sustituir y/o delegar el ejercicio de todas o algunas de las facultades conferidas en virtud del presente poder (incluida asimismo la facultad de delegación y sustitución) en cualquier persona física o jurídica que tenga por conveniente, y en su caso, revocar dichos poderes o delegaciones.
To substitute and/or delegate all or some of the faculties conferred herein (including the faculty of delegation and substitution) to any legal or physical person as they may deem convenient, and, if applicable, to revoke such powers or delegations.

Celebrar o firmar cualesquiera otros acuerdos, contratos o instrumentos relacionados con las operaciones arriba mencionadas y con las partes que el apoderado considere oportuno.	To sign any other agreements, contracts or instruments in relation to the transactions aforementioned and with any third party that the attorney may deem convenient.

Formalizar o/y elevar a instrumento público cualesquiera de los documentos mencionados en los apartados anteriores.	To formalize and/or raise any of the abovementioned documents to the status of a public document.

Otorgar poderes generales para pleitos a favor de abogados y de procuradores en relación con los créditos cedidos a Visteon Financial Centre plc. por la Sociedad.	To grant powers in favor of lawyers and solicitors to appear before Spanish Courts in relation to the credit rights assigned by the Company to Visteon Financial Centre plc.

Llevar a cabo, del mismo modo, cuantos actos conexos o complementarios sean necesarios para el completo cumplimiento de los poderes conferidos.	To carry out whatever related, complementary, ancillary actions, which may be necessary, appropriate or desired for the complete fulfillment of the mandate, conferred herein.
En virtud de este apoderamiento, la Sociedad se obliga a partir de ahora a ratificar y confirmar cuantas actuaciones y/o documentos que Visteon Financial Centre plc. (o sus sustitutos o delegados) hubiere causado, llevado a cabo u otorgado en el marco del presente apoderamiento, en la medida en que la Sociedad pueda realizar dichas actuaciones y las mismas se encuentren contempladas en el presente apoderamiento. De forma complementaria al presente apoderamiento, la Sociedad se obliga a colaborar con Visteon Financial Centre plc. (o sus sustitutos o delegados) y brinda cualesquiera facilidades que éstos razonablemente pudieran requerir.
El presente poder entrará en vigor en la fecha de su otorgamiento y estará en vigor hasta el [___].

Part C — Form of Master Purchaser Receivables Power of Attorney to be given by English Seller
[Letterhead of English Seller]
THIS POWER OF ATTORNEY is given on [•] 2006 by VISTEON UK LIMITED (registered number 03935326) whose registered office is at Endeavour Drive, Basildon, Essex SS14 3WF (the Principal) in favour of VISTEON FINANCIAL CENTRE P.L.C. (the Attorney) whose registered office is at First Floor, 7 Exchange Place, International Financial Services Centre, Dublin 1, Ireland
(A)	Capitalised terms not otherwise defined herein shall have the meanings ascribed to them in the Master Receivables Purchase and Servicing Agreement dated 14 August 2006 between, inter alios, Visteon UK Limited and Visteon Financial Centre p.l.c. (the Master Receivables Purchase and Servicing Agreement).
(B)	Should an offer for the sale and transfer of the Receivables be accepted, the Principal shall transfer to the Attorney the benefit of certain Receivables and the ancillary rights relating thereto (the Ancillary Rights) derived from and including the benefit of the Contract in respect of such Receivables.
(C)	The Principal has agreed to appoint the Attorney its attorney in the manner hereinafter appearing irrevocably and by way of security for the performance of the undertaking of the Principal given in favour of the Attorney.
Now this deed witnesseth that the Principal hereby appoints the Attorney to be its true and lawful attorney for it and in its name to do any of the following acts, deeds and things as may be within the power of the Principal:
(a)	to demand, sue for and receive all moneys due or payable under or in respect of the Purchased Receivables or in respect of the Ancillary Rights;
(b)	upon payment of such moneys as are referred to in clause 1 above or of any part thereof to give good receipts and discharges for the same and to execute such receipts, releases, re-assignments, retrocessions, documents, instruments and deeds as may be required or advisable;
(c)	to do every other act or thing and to execute all such deeds, documents and certificates which the Attorney may deem to be necessary, proper or expedient for all or any of the foregoing purposes;
(d)	to perfect, protect or more fully evidence the title of the Master Seller in and to any or all of the Purchased Receivables, protect or more fully evidence, the Ancillary Rights and the related Contracts and to exercise any rights, powers, remedies and discretions relating to any of the foregoing as envisaged in the above-mentioned Master Receivables Purchase and Servicing Agreement

(including, but not limited to, notifying the related Debtors after the occurrence of a Termination Event pursuant to clause 5); and
(e)	from time to time on such terms as it thinks fit to appoint and remove a substitute (who shall also have the power of substitution) (the Substitute Attorneys) and delegate to an agent the exercise of any power conferred by this Power of Attorney and the Attorney may act concurrently with such substitute or agent;
and the Principal hereby agrees at all times hereafter to ratify and confirm any act, matter or deed whatsoever that the Attorney or any Substitute Attorney or agent shall lawfully do or cause to be done pursuant to this Power of Attorney to the extent that such act or acts and execution are within the power of the Principal and within the contemplation of this Power of Attorney;
and the Principal hereby agrees to indemnify the Attorney or any Substitute Attorney or agent against any loss, claim, liability or expense imposed upon the said Attorney or any Substitute Attorney or agent as a result of any action taken by the said Attorney or any Substitute Attorney or agent pursuant to this Power of Attorney save where such loss, claim, liability or expense arises as a result (in whole or in part) of the bad faith, negligence or wilful default of the said Attorney or Substitute Attorney or agent;
and the Principal hereby declares that, this Power of Attorney having been given for security purposes and to secure continuing obligations of the Principal, the powers hereby created shall be irrevocable and shall not be affected by the bankruptcy, liquidation, receivership, the making of an administration order or appointment of an administrative receiver or any other equivalent event of or affecting the Principal;
and the laws of England shall apply to this Power of Attorney and the interpretation thereof and to all acts of the Attorney and/or Substitute Attorney and/or agent carried out or purported to be carried out under or pursuant hereto.
THIS Power of Attorney shall terminate on the Final Discharge Date.
In witness whereof the Principal has caused this Power of Attorney to be executed as a deed on the day and year first before written.

EXECUTED as a DEED under the	)
THE COMMON SEAL of	)
VISTEON UK LIMITED	)
in its capacity as Seller	)
in the presence of:	)
Director:
Director/Secretary:

Part D — Form of Master Purchaser Receivables Power of Attorney to be given by Portuguese Seller
POWER OF ATTORNEY
VISTEON PORTUGUESA LTD.
KNOW ALL MEN BY THESE PRESENTS that VISTEON PORTUGUESA LTD. (the “Company”) a company incorporated in the Islands of Bermuda and having its registered office and principal place of business at Clarendon House, 2 Church Street West, Hamilton HM 11, Bermuda, does hereby make constitute and appoint VISTEON FINANCIAL CENTRE P.L.C., a company incorporated according to the laws of Ireland, based at First Floor, 7 Exchange Place, International Financial Services Centre, Dublin 1, Ireland (hereinafter the “Attorney”) which, within the scope and under the terms and conditions of the debt assignment contract drawn up under and governed by English law, without prejudice to any different law which may regulate particular matters, will enter into on the next few days and entitled “Master Receivables Purchase and Servicing Agreement” and its associated contracts, namely the contract entitled Master Definitions and Framework Deed” drawn up under and governed by English law, and the other contracts which in the latter contract, and in conjunction with the Master Receivables Purchase and Servicing Agreement, are defined as the “Transaction Documents”, all of which will enter into on the same date, and hereby confers all the powers necessary to: -
1. Carry out any acts necessary to protect rights arising under the abovementioned “Master Receivables Purchase and Servicing Agreement”, namely, to notify in the name of the Grantor any debtors of the amounts assigned under the terms thereof. —
2. To act for the Grantor before the respective banking institutions which are included or may be included in the future within the concept of “Deposit Account Banks” as defined in the “Master Definitions and Framework Deed”, where bank accounts, which are included or may be included in the future within the concept of “Deposit Accounts” as defined in the “Master Definitions and Framework Deed”, are opened in its name, with the power to order transfers to itself, to make debit and credit transactions and to close these bank accounts. —
3. To ensure management of the debt assignment contracts as may be necessary for or incidental to performance of the abovementioned “Master Receivables Purchase and Service Agreement”. —
4. To receive the amounts due from the debtors which owe the debts assigned to the Attorney under the “Master Receivables Purchase and Servicing Agreement”, even if these have not yet been notified of the assignment. —
5. To sign and file complaints with the Public Prosecutor’s Office, the courts, the police authorities or any other competent authority, including the powers to make statements and sign the relevant documents in relation to the crimes of bouncing cheques, to present defences and make settlements in its name, and to this end employ the services of the necessary lawyers and other professionals. —
6. To draw up and sign any documents, as well as minutes and claims, and generally to do everything necessary for the performance of this Irrevocable Power of Attorney. —

7. To access or to request information from the Grantor’s accountants and auditors about the accounts of customers whose debts have been assigned under the abovementioned “Master Receivables Purchase and Servicing Agreement”, and further to access the computer records of such customers for the purposes of notifying the debtors of the assignment, which notification shall be carried under the terms and conditions set out in the “Master Receivables Purchase and Servicing Agreement”, and the subsequent processing. —
8. The Attorney may, for the purposes set out in Article two hundred and sixty-one of the Portuguese Civil Code, do business with itself or which is in its interests, and act for the Grantor before any third parties, requesting and carrying out all the acts it deems necessary for or incidental to these purposes, and it may further delegate the powers hereby conferred under Article two hundred and sixty-four of the Portuguese Civil Code to any entity (namely those stated in the “Master Receivables Purchase and Servicing Agreement”) on one or more occasions and either wholly or partially. —
9. The laws of Portugal shall apply to this Power of Attorney, which has been conferred in the interest of the Attorney and consequently under Article two hundred and sixty-five Clause three of the Portuguese Civil Code may not be revoked, except with the express agreement of the Attorney. —
IN WITNESS whereof the foregoing Power of Attorney has been duly executed as a deed this 11th day of August 2006.

THE COMMON SEAL of	)

VISTEON PORTUGUESA LTD.	)

was hereunto affixed hereto in the	)

in the presence of:	)

E.J. Thompson, Assistant Secretary

SCHEDULE 11
PROVISIONS RELATING TO SALE AND ASSIGNMENT OF SPANISH
RECEIVABLES
1. Sale and Purchase of Spanish Receivables: Subject to paragraphs 2 and 3 below:
(a)	Each Spanish Seller agrees, in its sole discretion, to sell and assign, and the Master Purchaser agrees to accept such assignment and to purchase on the Funding Date, being the first Spanish Transfer Date, all rights, title, benefit and interest in and to:
(i)	any Spanish Receivables in existence at 31 July 2006 (the Cut-Off Date) owed to that Spanish Seller arising pursuant to a Contract in existence at the Cut-Off Date, including Value Added Tax; together with

(ii)	all rights arising under or otherwise relating to the relevant Contract and any Related Security with respect to such Spanish Receivables as at the Cut-Off Date.
(b)	Subject to paragraph (d)(iv) below, each Spanish Seller further agrees to sell and assign on a monthly basis beginning on the Funding Date (being the first Spanish Transfer Date), on each subsequent Spanish Transfer Date, and the Master Purchaser agrees to accept such assignment and to purchase with effect from the Funding Date and each of the subsequent Spanish Transfer Dates:
(i)	all future Spanish Receivables arising in the period starting on the immediately preceding Determination Date (excluding the Spanish Receivables arising on such Determination Date) or in the case of the first such period starting on the Cut-Off Date and ending on the immediately following Determination Date (but including the Spanish Receivables arising on such Determination Date), owed to that Spanish Seller by any Obligors arising pursuant to a Contract in existence on the immediately preceding Determination Date and the Spanish Transfer Date on which such Spanish Receivables are transferred, including Value Added Tax; together with

(ii)	all rights arising under or otherwise relating to the relevant Contract and any Related Security with respect to such Spanish Receivables.
(c)	Subject to paragraph (d)(iv), each Spanish Seller hereby further agrees that it shall also sell and assign and the Master Purchaser agrees to accept such assignment and to purchase legal title to any Spanish Receivable (including Value Added Tax together with all rights arising under or otherwise relating to such Contract and any Related Security) arising during the period starting on the immediately preceding Determination Date (excluding the Spanish Receivables arising on such Determination Date) or in the case of the first such period starting on the Cut-Off Date and ending on the immediately following Determination Date (but including the Spanish Receivables arising on such Determination Date), which are owed to that Spanish Seller by Obligors arising pursuant to a Contract entered into by the Spanish Seller during such period, and each Spanish Seller undertakes that it shall as soon as reasonable practicable identify and inform the Master Purchaser of any such additional Contracts in writing and shall enter into any documents and perform any actions as may be requested by the Master Purchaser that are necessary from time to time to effect such sale and assignment and perfect the transfer of title to the related Spanish Receivable, provided always that a failure by a Spanish Seller to so notify the Master Purchaser shall not affect the validity or enforceability of the sale and transfer of any Receivable arising under such additional Contract.
(d)	For the avoidance of doubt, the Spanish Sellers and the Master Purchaser acknowledge and agree that:
(i)	each purchase of Spanish Receivables hereunder from a Spanish Seller when such Spanish Receivable is not yet existing is subject to such Spanish Receivable coming into existence and being invoiced;

(ii)	the Spanish Seller is, immediately prior to the relevant Purchase Date, the sole legal and beneficial owner of each Spanish Receivable to be sold by it hereunder and is entitled in relation to such Spanish Receivable to sell and assign it free from any Encumbrance to the Master Purchaser.

(iii)	the Spanish Sellers shall not sell, and the Master Purchaser shall not purchase, any Spanish Receivable which is exclusively represented, or exclusively documented by a bill of exchange or promissory note or similar document; and

(iv)	all rights, title, benefit and interest in and to the Spanish Purchased Receivables together with the Related Security shall be transferred and assigned automatically from a Spanish Seller to the Master Purchaser when an invoice is generated by that Spanish Seller in respect of such Spanish Receivable.
(e)	For the avoidance of doubt, following the occurrence of the Termination Event the Master Purchaser will not purchase any further Spanish Receivables.
2. Operational Procedure for the transfer of Spanish Receivables:
(a)	The sale and assignment of Spanish Receivables to the Master Purchaser by a Spanish Seller shall, without prejudice to the specific conditions of transfer referred in Clause 2 of the Master Receivables Purchase and Servicing Agreement, be effected on a monthly basis by the formalisation on the relevant Spanish Transfer Date of such sale and assignment in (i) a Spanish offer deed entered into by that Spanish Seller before a Spanish Notary on or before 10:30 a.m. CET in the form of Schedule 12 (the Spanish Offer Deed), and (ii) the acceptance of such Spanish Offer Deed by the Master Purchaser in the form of

Schedule 13 on or before 13:30 p.m. CET (the Master Purchaser Acceptance).
(b)	The Spanish Offer Deed shall set out an accurate description of all Spanish Receivables being sold and assigned under such transfer document in accordance with the identification criteria of the Spanish Receivables detailed in paragraph 3 below (the Spanish Identification Criteria), allowing for indisputable identification thereof. In particular, the relevant Spanish Offer Deed shall specify and identify, in a computer file attached to (and forming part of) the Spanish Offer Deed, the Spanish Receivables to which it relates in sufficient detail to enable the transfer of those Spanish Receivables to the Master Purchaser under the relevant Spanish Offer Deed, in compliance with Spanish laws and regulations (hereinafter the File). At the time of execution of the Spanish Offer Deed, the File may be substituted by a printed list identifying the Spanish Receivables and containing the information as set out in the Annex to the Spanish Offer Deed.
(c)	On or before 11:00 a.m CET each Spanish Seller shall send in electronic form the Spanish Offer Deed by means of an official advance electronic form (firma digital avanzada) to the Master Purchaser and the Collateral Monitoring Agent to all of the following addresses (or to such other address as the Master Purchaser or the Collateral Monitoring Agent may direct with three (3) days prior notice):
(i)	To the Master Purchaser:
c/o Wilmington Trust SP Services (Dublin) Limited
First Floor
7 Exchange Place
IFSC
Dublin 1
Ireland
Attention: Alan Geraghty
Director
Tel: + 353 1 612 5552
Fax: + 353 1 612 5550
E-mail: ageraghty@wilmingtontrust.com
(copied to: nwoods@wilmingtontrust.com and
rsamson@wilmingtontrust.com)
(ii)	To the Collateral Monitoring Agent:
2 Penn’s Way
New Castle
DE 19720, USA
Tel : +1 302 894 6047
Fax: +1 212 894 0849
E-mail: janet.marvel@citigroup.com
Attention :Janet Marvel

With a copy to:
Citigroup Centre
Canada Square
Canary Wharf
London E15 5LB
England
Tel: +44 207 986 4761
Fax: +44 207 986 4705
E-mail: peaching.tacardon@citigroup.com
Attention :Peaching Tacardon
Alternatively, a Spanish Seller may request the Spanish Notary before whom the relevant Spanish Offer Deed is executed by that Spanish Seller and intervened and raised into a public document to send the Spanish Offer Deed in electronic form by means of an official advance electronic form (firma digital avanzada) to the Master Purchaser and the Collateral Monitoring Agent to each of the above mentioned addresses.

(d)	Upon receipt by the Master Purchaser of the Spanish Offer Deed, the Master Purchaser shall, on or before 13:30 p.m. CET of such Spanish Transfer Date, send the Master Purchaser Acceptance to such Spanish Offer Deed by fax to the relevant Spanish Seller, the Collateral Monitoring Agent, the Security Trustee and the Spanish Notary before whom the relevant Spanish Offer Deed has been intervened.

(e)	Upon receipt of an Master Purchaser Acceptance, the relevant Spanish Seller shall, on the same Spanish Transfer Date, request and cause the Spanish Notary before whom the relevant Spanish Offer Deed has been intervened to attach by means of a notarial form (diligencia) such Master Purchaser Acceptance to the Spanish Offer Deed, being the relevant Spanish Offer Deed attaching its correspondent Master Purchaser Acceptance, hereinafter referred to in the Transaction Documents as the Spanish Transfer Deed.

(f)	Notwithstanding the transfer mechanics detailed in paragraphs (a), (c), (d) and (e) above, and only in relation to the execution and formalisation of the first Transfer Deed (being the first Spanish Offer Deed and its correspondent Master Purchaser Acceptance) to be entered into by the Spanish Seller and the Master Purchaser, the Security Trustee and the Collateral Monitoring Agent expressly authorise the Spanish Seller and the Master Purchaser to enter into such first Spanish Transfer Deed (first Spanish Offer Deed and its correspondent Master Purchaser Acceptance) before a Spanish public notary in Barcelona on or prior to the Funding Date, at the time agreed among them.

(g)	For the purpose of complying with the provisions of the Spanish Identification Criteria, a Spanish Seller shall maintain one or more list(s) of the Spanish Purchased Receivables sold by it using any kind of recording instrument or means of storing data, including records identifying the relevant Obligor, the reference number of the relevant Invoices, their invoice date and its maturity, currency and face value of the Spanish Purchased Receivables. Moreover each Spanish Seller undertakes to make available to the Master Purchaser additional information relating to the Spanish Receivables such as details (mailing address, telephone and fax details as stated in the relevant Contract) in respect of the relevant Obligors and the relevant Contract.
(h)	All the costs arising out of the entry into of the Spanish Offer Deed, including the costs arising out of maintaining the records as well as any costs and Taxes relating, as applicable, to the notarisation of any such Spanish Transfer Deed and the assignment of Related Security or any other formalities relating thereto, shall be borne exclusively by the relevant Spanish Seller.
(i)	Taxes arising in Spain from the notarization of any Spanish Transfer Deed and the assignment of Related Security shall be borne by the relevant Spanish Seller and to this effect the Master Purchaser shall furnish the Spanish Seller, as at 1 January of each relevant year (or in the case of the first year following the Closing Date, prior to the first Spanish Transfer Date) in which any Spanish Transfer Deed or assignment of Related Security are executed, with a tax residence certificate issued by the Irish tax authorities for the purposes of such transfer benefiting from the provisions foreseen in the Convention between Ireland and the Kingdom of Spain for the Avoidance of Double Taxation.
(j)	The Master Purchaser, hereby authorises, and commits to delegate such authority by means of an specific power of attorney to each Spanish Seller, with the exclusive purpose of authorise the Spanish Seller to settle any taxes arising in Spain from the notarization of any Spanish Transfer Deed and the assignment of Related Security by means of the filing of the corresponding tax returns that need to be filed with the Spanish tax authorities by the Spanish Originator. For the avoidance of doubt, no Spanish Seller is nor shall be deemed as a tax representative (other than for the exclusive purpose of filing the referred tax returns) and/or agent of the Master Purchaser in Spain.
(k)	This Schedule 11, together with the Master Receivables Purchase and Servicing Agreement to which it is part shall automatically extend to all Spanish Transfer Deeds and records delivered by a Spanish Seller to the Master Purchaser, on each Spanish Transfer Date, provided that any such Spanish Transfer Deeds and records specifically refer to the Master Receivables Purchase and Servicing Agreement.
3. Identification of the Spanish Purchased Receivables: Each Spanish Seller shall procure that on each Settlement Date and on any other date until the relevant Spanish Purchased Receivable has been paid in full, its computer system displays and records in respect of each Spanish Purchased Receivable sold by it to the Master Purchaser the following information:
(l)	the Invoice code;
(m)	the relevant invoiced amount;

(n)	the relevant Invoice date;

(o)	the relevant Due Date;

(p)	the relevant Agreed Currency; and

(q)	the relevant Obligor.
Without prejudice to the Spanish Servicers’ obligations and undertakings pursuant to the Master Receivables Purchase and Servicing Agreement, each Spanish Seller hereby undertakes and agrees, upon receiving one (1) Spanish Business Day’s prior written notice, or at any time in the case of a material breach of the provisions of this Agreement, to provide access to that Spanish Seller’s computer system where such data are stored to each of the Master Purchaser, the Spanish Servicers, the Collateral Monitoring Agent and the Security Trustee (and their respective agents, employees and advisers).
4. True sale: For the avoidance of doubt, the parties confirm their intention that the assignment of Spanish Receivables pursuant to this Master Receivables Purchase and Servicing Agreement and the relevant Spanish Transfer Deeds shall constitute a true sale of the Spanish Receivables, and not a security arrangement for any obligations of the relevant Spanish Seller. Notwithstanding any other provision of the Transaction Documents, the Master Purchaser shall have full title and interest in and to the Spanish Receivables, the Master Purchaser shall be free to further dispose of such Spanish Receivables, and subject to the payment to the relevant Spanish Seller of the Purchase Price shall be fully entitled to receive and retain for its own account any Collections in respect of such Spanish Receivables.
5. Effects on the Transfer of Spanish Receivables
The Master Purchaser, each Spanish Seller, the Security Trustee, the Funding Agent and the Collateral Monitoring Agent each hereby acknowledge and agree that:
Valid Transfer of Title from the Spanish Seller to the Master Purchaser: Each transfer (cesión) of Spanish Receivables shall be completed in accordance with Article 609 and Articles 1254 to 1280 of the Spanish Civil Code.
(a) Transfer of legal title to any Spanish Purchased Receivable and any Related Security purchased by and assigned to the Master Purchaser in accordance with paragraph 1 (a) of this Schedule 11 above shall take place on the Funding Date;
(b) Transfer of legal title to any Spanish Purchased Receivable and any Related Security purchased by and assigned to the Master Purchaser in accordance with paragraph 1(b) of this Schedule 11 above shall take place automatically on each Purchase Date, being future Spanish Receivables purchased by and assigned to the Master Purchaser in accordance with paragraph 1(b) of this Schedule 11 when such future Spanish Receivable has come into existence by being invoiced; and
(c) Transfer of legal title to any Spanish Purchased Receivable and any Related Security purchased by and assigned to the Master Purchaser in accordance with paragraph 1(c) of this Schedule 11 shall take place on (i) the date on which the Contract pursuant to which such Spanish Receivable arises comes into existence, and (ii) the date on which such future Spanish Receivable comes into existence by being invoiced, provided that the computer systems of the Spanish Seller shall display and record, in respect of such Spanish Purchased Receivable and any Related Security purchased by and assigned to the Master Purchaser in accordance with paragraph 1(c) of this Schedule 11, the Spanish Identification Criteria.
Enforceable Against Third Parties:
(d) Transfer of the Spanish Purchased Receivables will be enforceable against third parties (surtirá efectos frente a terceros), including any creditor and receiver (administrador del concurso) of the relevant Spanish Seller, once the Spanish Offer Deed and the Master Purchaser Acceptance are raised into public status, which will be achieved by the relevant Spanish Offer Deed being entered into by the Spanish Seller as a deed before a notary public and the Master Purchaser Acceptance being raised into a public status.
(e) Each Spanish Offer Deed shall be executed by the relevant Spanish Seller before a notary public and its corresponding Master Purchaser Acceptance shall be raised into public status with the purpose of reaching certainty of the date (for each, the offer and its acceptance) and of obtaining the benefits of Article 1526 of the Spanish Civil Code; provided that the transfer of Spanish Purchased Receivables purchased by and assigned to the Master Purchaser by that Spanish Seller in accordance with paragraph 1(c) of this Schedule 11 will be enforceable against third parties, once they are identified in a Spanish Offer Deed and its corresponding Master Purchaser Acceptance, which are raised into public status.
To this effect the Master Purchaser shall have the right, but not the obligation, to raise into public status each and all Master Purchaser Acceptance and to ratify such Master Purchaser Acceptance as a deed before a notary public. Any and all costs relating to raising into public status a Master Purchaser Acceptance and the ratification of such Master Purchaser Acceptance shall be borne exclusively by the Spanish Seller.
Enforceable Against the Obligors: The transfer of Spanish Purchased Receivables arising from Contracts governed by the laws of the Kingdom of Spain pursuant to this Agreement and a Spanish Transfer Deed will be enforceable (exigible) against the corresponding Obligors, subject to the corresponding Obligor receiving a notice of transfer substantially in the form of Part B of Schedule 9 to the Master Receivables Purchase and Servicing Agreement (the Spanish Notice of Transfer).

SCHEDULE 12
FORM OF SPANISH OFFER DEED
[Each Spanish Offer Deed is to set out an accurate description of the means of identification and individualisation of the Spanish Receivables to be transferred thereunder, allowing an indisputable identification of such receivables (including, the identity of the relevant Obligor, the reference number of the relevant Invoices, the maturity and face value of the Spanish Purchased Receivables).]
THIS SPANISH OFFER DEED is made in [___] on [•] [•] 2006 by [Spanish Seller], a company incorporated under the law of Spain, with its registered office [___], Spain, registered with the Registro Mercantil de [___] under book [___], sheet [___], page [___], represented by Mr. [___], (the Spanish Seller).
1. We refer to the Master Receivables Purchase and Servicing Agreement dated [___] 2006, that was raised into a public deed by means of a ratification deed (acta de ratificación) on [___] 2006 before the Notary Public of [Barcelona], Mr. [___], by virtue of which (i) the Spanish Seller agreed to sell and assign, and Visteon Financial centre p.l.c. (the Master Purchaser and Master Purchaser) agreed to purchase Spanish Receivables, in accordance with the provisions of articles 347 and 348 of the Spanish Commercial Code, article 1526 et seq. of the Spanish Civil Code together with the rights, actions and privileges that the Spanish Seller holds with respect to its Obligors and (ii), whereby Visteon UK Limited, as Master Servicer and the Spanish Seller, as sub-servicer, assume the management and collection of the assigned Spanish Receivables (hereinafter, the Master Receivables Purchase and Servicing Agreement or MRPSA).
2. In this deed, capitalised terms defined in, or incorporated by reference into, the MRPSA shall have the same meaning when used herein, unless otherwise defined. This document will be part of the MRPSA which will, therefore, be fully applicable to the sale and assignment of the Spanish Receivables to which it refers.
3. In accordance with the provision of the MRPSA, including Schedule 11 thereto, pursuant to this Spanish Offer Deed, the Spanish Seller hereby irrevocably offers to sell and assign title, benefit and interest to the Master Purchaser in and to:
[relating to the first Spanish Offer Deed]
•	the Spanish Receivables in existence at the Cut-Off Date and at the date of execution of this Spanish Offer Deed arising pursuant to a Contract in existence at the Cut-Off Date, including Value Added Tax; together with all rights arising under or otherwise relating to the relevant Contract and any Related Security with respect to such Spanish Receivables as at such Cut-Off Date, which are identified and individualised in Annex 1 to this Spanish Offer Deed;

[relating to a Spanish Offer Deed other than the first Spanish Offer Deed]

•	any and all current Spanish Receivables, including Value Added Tax and all rights arising under or otherwise relating to the relevant Contract and any Related Security with respect to such Spanish Receivables, arising in the period starting on the immediately preceding Determination Date (excluding the Spanish Receivables arising on such Determination Date, or in the case of the first such period starting on the Cut-Off Date) and ending on the immediately following Determination Date (but including the Spanish Receivables arising on such Determination Date), and arising pursuant to a Contract in existence on the immediately preceding Determination Date (or in the case of the first such period starting on the Cut-Off Date) and the date of this Spanish Offer Deed. The Spanish Receivables transferred pursuant to this paragraph are all the Receivables arising from a Contract entered into which an Obligor who is listed and identified in Annex 1 to this Spanish Offer Deed.

•	any and all Spanish Receivables, including Value Added Tax and all rights arising under or otherwise relating to the relevant Contract and any Related Security with respect to such Spanish Receivables, arising pursuant to a Contract which (i) is not in existence at the immediately preceding Determination Date (or in the case of the first such period starting on the Cut-Off Date) and at the date of the execution of the immediately preceding Spanish Offer Deed and (ii) arising during the period starting on the immediately preceding Determination Date (excluding the Spanish Receivables arising on such Determination Date, or in the case of the first such period starting on the Cut-Off Date) and ending on the immediately following Determination Date (but including the Spanish Receivables arising on such Determination Date) (the New Contract).

[Relating to all Spanish Offer Deeds]

•	Moreover, in accordance with the provision of paragraph 4 (e) of Schedule 11 to the MRPSA, pursuant to this Spanish Offer Deed, the Spanish Seller confirms and ratifies the sale, purchase and assignment of the Spanish Receivables and any Related Security with respect to such Spanish Receivables invoiced during the immediately preceding Monthly Determination Period that were referred to in the preceding Spanish Transfer Deed, and those that relate to a New Contract, both of which are referred to and listed in Annex 1 to this Spanish Offer Deed.
4. The Spanish Receivables of which the assignment offer is made by virtue of this execution document are those identified and individualised in the computer file (name of file: [ ]) attached as an Annex 2 hereto. For the purposes of articles 1462 et seq. of the Spanish Civil Code, the acceptance by the Master Purchaser of this offer by any means entails the delivery of the Spanish Receivables to the Master Purchaser. The terms and conditions of sale of the Spanish Receivables being offered in this Deed are those stated in the MRPSA; in particular, the Purchase Price of the Spanish Receivables is the Purchase Price detailed in Clause 3 of the MRPSA and Schedule 11 to the MRPSA.

5. The Spanish Seller acknowledges and agrees that the sale of the Spanish Purchased Receivables shall be effective, and therefore, all rights, title, benefit and interest in and to the Spanish Purchased Receivables together with the Related Security shall be transferred and assigned automatically from the Spanish Seller to the Master Purchaser when an invoice is generated by the Spanish Seller in respect of such Spanish Receivable.
6. Likewise, the Spanish Seller undertakes to allow the Master Purchaser, the Collateral Monitoring Agent and the Funding Agent, or whichever other person that they may appoint, according to and subject to the provisions of the MRPSA, the free access to the computer systems where the data relating to the Spanish Receivables is stored and where each of the Spanish Purchased Receivables transferred to the Master Purchaser pursuant to the provisions of the MRPSA and by virtue of a Spanish Transfer Deed are identified and individualised.
7. The Spanish Seller confirms to the Master Purchaser that each and all representations and warranties established in Clause 4 of the MRPSA insofar as it relates to the assignability, collectability, validity or enforceability of a Spanish Purchased Receivable are still accurate at the date hereof and are confirmed and repeated by the Spanish Seller on the date hereof.
The Spanish Seller acknowledges that the payment of the Purchase Price for the Spanish Purchased Receivables shall be made in accordance with the provisions set out in Clause 3 of the MRPSA and Schedule 11 to the MRPSA.
8. The appearer, acting on behalf of the party he/she is intervening, hereby requests to me, the notary public, so that by means of an authorised e-mail with authorised digital signature (FEAN) notify this Spanish Offer Deed to the Master Purchaser and to the Operating Agent to the e-mail address set out in paragraph 1(c) Schedule 11 to the MPRSA. In addition, the appearer hereby also instructs me to (i) by notarial statement (diligencia) attach to this deed the acceptance made by the Master Purchaser in Ireland and that will be sent to me by fax from the Master Purchaser, and to (ii) attach to this deed any notice which I may receive by reliable manner (conducto indubitado) in relation with the subject-matter of this Spanish Offer Deed.
In accordance to the MRPSA, and Schedule 11 thereto, this Spanish Offer Deed has been executed before a Spanish Notary Public (Notario).
Signed by the duly authorised representatives of the parties.
The present deed is executed with the intervention of the Notary [___], for all pertinent legal purposes, including those provided in article 571 of the Spanish Civil Procedural Law and other applicable laws.
The party executing this deed declare their agreement and approval of its content as drafted, in                      pages including annexes, they execute it and sign it, with my intervention, four original and authentic copies, one copy to be delivered to each of them and one copy to remain in my file.

And I, the Notary, having made the relevant legal warnings, GIVE FAITH of the identity of the executing parties, the authenticity of the signatures of the executing parties and that, in my opinion, they have the capacity and authority necessary for the execution of this deed, having freely given their consent, and that the execution is in accordance with the Law and the duly-informed will of the executing parties.
In [ ] on [•][•] 200[6]

[Spanish Seller]
As Spanish Seller

Annex 1
Spanish Receivables Existing at the [Determination/ Cut-Off]
Date and Spanish Transfer Date

Name and
address of the				Number/ Code of		Contract/ no.
Obligor	Invoiced Amount	Currency	Due Date	Invoice	Date of invoice	reference
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Annex 2
Computer File

SCHEDULE 13
FORM OF SPANISH MASTER PURCHASER ACCEPTANCE
[Each Master Purchaser Acceptance shall be made part of the Spanish Offer Deed to which it corresponds]
THIS MASTER PURCHASER ACCEPTANCE is made in Ireland on [•] [•] 200[_] by Visteon Financial centre p.l.c., a private company under the laws of Ireland, having its registered office at First Floor, 7 Exchange Place, International Financial Services Centre, Dublin 1, registered with the Company’s Registration Office under number 423820, represented by Mr/Ms.___, (the Master Purchaser).
1. We refer to the Master Receivables Purchase and Servicing Agreement dated 14 August 2006, that was raised into a public deed by mean of a ratification deed (acta de ratificación) on [___] 2006 before the Notary Public of [ ], by virtue of which Spanish Seller (the Spanish Seller) agreed (i) to sell and assign, and Master Purchaser agreed to purchase Spanish Receivables, in accordance with the provisions of articles 347 and 348 of the Spanish Commercial Code, article 1526 et seq. of the Spanish Civil Code together with the rights, actions and privileges that the Spanish Seller holds with respect to its Obligor, and (ii) whereby Visteon UK Limited, as Master Servicer and the Spanish Seller, as Sub-servicer, assume the management and collection of the assigned Spanish Receivables (hereinafter, the Spanish Master Receivables Purchase Agreement or MRPSA).
2. In this deed, capitalised terms defined in, or incorporated by reference into, the MRPSA shall have the same meaning when used herein, unless otherwise defined. This document will be part of the MRPSA which will, therefore, be fully applicable to the sale and assignment of the Spanish Receivables to which it refers.
3. We refer to the Spanish Offer Deed dated [•] 200[_] entered into before the Notary Public of [___] Mr. [___], by virtue of which the Spanish Seller has irrevocably offered to sell and assign to the Master Purchaser each an all Spanish Receivables referred and identified in such Spanish Offer Deed (including the Computer File attached to it). According to paragraph 4 of the Spanish Offer Deed, the terms and conditions of the offer of sale of the Spanish Receivables being accepted in this Deed are those stated in the MRPSA; in particular, the Purchase Price of the Spanish Receivables is the Purchased Price detailed in Clause 3 of the MRPSA.
4. Upon receipt of such Spanish Offer Deed, receipt of which is hereby acknowledged, the Master Purchaser, by signing this acceptance letter, hereby:
(a) accepts the sale and assignment of each and all Spanish Receivables offered in Spanish Offer Deed dated [___] 2006 entered into before the Notary Public of [___], Mr. [___];
(b) irrevocably purchases each and all Spanish Receivables referred and identified in such Spanish Offer Deed (including the Compute File attached to it); and

[Relating to a Spanish Offer Deed different to the first Spanish Offer Deed]
(c) ratifies the purchase and assignment of each and all Spanish Purchased Receivables detailed in Annex 1 of the Spanish Offer Deed.
For the purposes of articles 1462 et seq. of the Spanish Civil Code, the execution of this document entails the delivery of the Spanish Receivables to the Master Purchaser.
5. The Master Purchaser acknowledges and agrees that the sale of the Spanish Purchased Receivables shall be effective, and therefore, all rights, title, benefit and interest in and to the Spanish Purchased Receivables together with the Related Security shall be transferred and assigned automatically from the Spanish Seller to the Master Purchaser when an invoice is generated by the Spanish Seller in respect of such Spanish Receivable.
6. Likewise, the Master Purchaser expressly accepts the rights and undertakings granted by the Spanish Seller in favour of the Master Purchaser in the Spanish Offer Deed, and in particular, the Spanish Seller’s undertaking to allow and authorise the Master Purchaser and the Operating Agent, or whichever other person that they may appoint, according to and subject to the provisions of the MRPSA, the free access to the computer systems where the data relating to the Spanish Receivables is stored and where the each of the Spanish Purchased Receivables transferred to the Master Purchaser pursuant to the provisions of the MRPSA and by virtue of a Spanish Transfer Deed, are identified and individualised.
The Master Purchaser acknowledges and accepts that the payment of the Purchase Price for the Spanish Purchased Receivables shall be made in accordance with the provisions set out in Clause 3 of the MRPSA and in Schedule 11 to the MRPSA.
In accordance with paragraph 8 of the Spanish Offer Deed the Master Purchaser instructs the notary before whom the Spanish Offer Deed has been entered into, to attach this Master Purchaser Acceptance to the relevant Spanish Transfer Offer Deed, becoming both documents, one public document.
Signed by the duly authorised representatives of the Master Purchaser.
In Dublin on [•] [•] 200[6]

Visteon Financial Centre p.l.c.
as Master Purchaser